UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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PRAXAIR, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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39 Old Ridgebury Road
Danbury, Connecticut 06810-5113

Dear Praxair Shareholder,

I am pleased to invite you to attend Praxair’s 2010 Annual Meeting of Shareholders on Tuesday, April 27, 2010. The meeting will be held at 9:30 a.m. in the Grand Ballroom of the Danbury Plaza Hotel, 18 Old Ridgebury Road, Danbury, Connecticut.

This proxy statement provides information on Praxair’s governance framework, the Company’s executive compensation program, and the backgrounds of candidates for the Board of Directors. These disclosures reflect Praxair’s commitment to strong governance processes, including independent and active Board oversight, transparent reporting, and accountability to shareholders.

With respect to oversight, I am pleased to report that Praxair’s Board continues to play a key role in shaping the Company’s strategic vision, and in guiding its approach to assessing and managing risk. The Board has provided valuable counsel on leadership development and succession planning, and has emphasized performance-based executive compensation. The Board’s leadership has reinforced the Company’s culture of compliance and integrity. In these and other ways, the Board is dedicated to serving shareholder interests through sound corporate governance.

For more information on our governance practices, please visit our website, www.praxair.com. I look forward to sharing further information about Praxair at the Annual Meeting. Whether or not you plan to attend, I encourage you to vote your proxy as soon as possible so that your shares will be represented at the meeting.

Sincerely,

Stephen F. Angel
Chairman, President & Chief Executive Officer

March 16, 2010

39 Old Ridgebury Road
Danbury, Connecticut 06810-5113

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 27, 2010

Dear Praxair Shareholder:

The Annual Meeting of Shareholders of Praxair, Inc. will be held at 9:30 a.m. on Tuesday, April 27, 2010 in the Grand Ballroom of the Danbury Plaza Hotel, 18 Old Ridgebury Road, Danbury, Connecticut, for the following purposes:

1.	To elect nine directors to the Board of Directors.

2.	To ratify the appointment of the independent auditor.

3.	To conduct such other business as may properly come before the meeting.

Only holders of Common Stock of Praxair, Inc. of record at the close of business on March 1, 2010 will be entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

It is important that your shares be represented and voted at the meeting. You may vote your shares by means of a proxy form as described in the accompanying Proxy Statement. The giving of such proxy does not affect your right to vote in person if you attend the meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE PROMPTLY SUBMIT A PROXY OR VOTING INSTRUCTION. Most shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you. We urge you to complete and submit your proxy electronically or by telephone (if those options are available to you) as a means of reducing Praxair’s expenses related to the meeting.

If you own shares in a brokerage account, your vote is even more important this year because of recent New York Stock Exchange rule changes. Unlike in previous years, your broker cannot vote your shares on the proposal to elect Praxair’s directors unless you provide voting instructions to your broker. Therefore, it is very important that you exercise your right as a shareholder and vote on all proposals, including the election of directors.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES T. BREEDLOVE,
Senior Vice President, General Counsel &
Secretary

March 16, 2010

PROXY STATEMENT

39 Old Ridgebury Road
Danbury, Connecticut 06810-5113

PROXY STATEMENT

Annual Meeting of Shareholders

Tuesday, April 27, 2010

This Proxy Statement is furnished to shareholders of Praxair, Inc. (“Praxair” or the “Company”) in connection with the solicitation of proxies for the Annual Meeting of Shareholders to be held at the Danbury Plaza Hotel, 18 Old Ridgebury Road, Danbury, Connecticut on April 27, 2010, at 9:30 a.m. or any adjournment or postponement thereof (the “Annual Meeting”). This Proxy Statement and a form of proxy are first being sent to shareholders on or about March 16, 2010. Proxies are being solicited on behalf of the Board of Directors of Praxair.

Matters to be Considered at the Annual Meeting

Item 1:	Election of Directors

Nine directors will be elected to serve until the 2011 annual meeting of shareholders, and until their successors are elected and qualify. Nine incumbent directors have been nominated for re-election for a one-year term, and one director, H. Mitchell Watson, Jr., has retired from the Board pursuant to the Board’s director retirement policy. Mr. Watson had served on the Board since the Company first became a public company in 1992, and the Company thanks him for his valuable and dedicated service. The Board recommends that Stephen F. Angel, Nance K. Dicciani, Edward G. Galante, Claire W. Gargalli, Ira D. Hall, Raymond W. LeBoeuf, Larry D. McVay, Wayne T. Smith, and Robert L. Wood, each be elected to serve for a one-year term, until the 2011 annual meeting of shareholders, and until their successors are elected and qualify. Each nominee has agreed to be named in this Proxy Statement and to serve if elected. Qualifications and biographical data for each of these nominees is presented beginning at page 22 of this Proxy Statement under the caption “The Board of Directors.” If one or more of the nominees becomes unavailable for election or service as a director, the proxy holders will vote your shares for one or more substitutes designated by the Board of Directors, or the size of the Board of Directors will be reduced.

To be elected, a nominee must receive a majority of the votes cast at the Annual Meeting in person or by proxy by the shareholders entitled to vote (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee). See the vote counting rules on page 5 of this Proxy Statement.

Item 2: Proposal to Ratify the Appointment of the Independent Auditor

Under New York Stock Exchange (“NYSE”) and Securities and Exchange Commission (“SEC”) rules, selection of the Company’s independent auditor is the direct responsibility of the Audit Committee. The Board has determined, however, to seek shareholder ratification of that selection as a good practice in order to provide shareholders an avenue to express their views on this important matter. If shareholders fail to ratify the selection, the Audit Committee may reconsider the appointment. Even if the current selection is ratified by shareholders, the Audit Committee reserves the right to appoint a different independent auditor at any time during the year if the Audit Committee determines that such change would be in the best interests of the Company and its shareholders.

Information concerning the independent auditor may be found beginning on page 17 of this Proxy Statement under the caption “The Independent Auditor.”

The Board recommends that you vote FOR this Item 2, the proposal to ratify the Audit Committee’s selection of the independent auditor.

In order for this proposal to be adopted by the shareholders, at least a majority of the votes cast at the Annual Meeting in person or by proxy by the shareholders entitled to vote on the matter must be voted in its favor. See the vote counting rules on page 5 of this Proxy Statement.

Item 3: Other Business

Praxair knows of no other business that will be considered for action at the Annual Meeting. If any other business calling for a vote of shareholders is properly presented at the meeting, the proxy holders will have the discretion to vote your shares in accordance with their best judgment.

Availability of Annual Report and
Proxy Statement On-Line

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 27, 2010:

This Proxy Statement and the 2009 Form 10-K and Annual Report are now available for viewing and downloading on the Internet at:

2009 Form 10-K and Annual Report: www.praxair.com/annualreport.
2010 Notice of Meeting and Proxy Statement: www.praxair.com/proxy.

As allowed by SEC and NYSE rules, Praxair is sending to most shareholders by mail a notice informing them that they can access and download this 2010 Proxy Statement and the 2009 Form 10-K and Annual Report on the Internet at the websites noted above, rather than sending printed copies. If you have received printed copies in the mail, rather than the notice of Internet availability, it is likely that this occurred because either: (1) you have specifically requested printed copies this year or previously, or (2) Praxair has voluntarily sent you printed copies.

If you are receiving printed copies you can save Praxair future postage and printing expense by consenting to receive future annual reports, meeting notices, and proxy statements on-line on the Internet. Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. This will help with Praxair’s overall sustainability efforts by reducing paper usage. Shareholders will be given the opportunity to consent to future Internet delivery when they vote their proxy. For some shareholders, this option is only available if they vote by Internet. If you are not given an opportunity to consent to Internet delivery when you vote your proxy, contact the bank, broker or other holder of record through which you hold your shares and inquire about the availability of such an option for you.

If you consent, your account will be so noted and, when Praxair’s 2010 Annual Report, meeting notice, and the proxy statement for the 2011 annual meeting of shareholders become available, you will be notified on how to access them on the Internet. Any prior consent you have given will remain in effect until specifically revoked by you in the manner specified by the bank or broker that manages your account. If you do elect to receive your Praxair materials via the Internet, you can still request paper copies by contacting the bank or broker that manages your account or, if you are a shareholder of record, you may contact us through our stock transfer agent, Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07106. They can also be reached by telephone at (800) 368-5948 or via e-mail at info@rtco.com.

Shareholders Sharing An Address

If you share an address with another shareholder, you may receive only one notice of Internet availability, or one set of printed proxy materials (including this Proxy Statement and the 2009 Form 10-K and Annual Report to shareholders) unless you have provided contrary instructions. If you wish to receive a separate notice of Internet availability or set of proxy materials now or in the future, you may contact the bank or broker that manages your account or, if you are a shareholder of record, you may contact us at the address cited above. Similarly, if you share an address with another shareholder and have received multiple copies of the notice of Internet availability or proxy materials, you may contact the bank or broker that manages your account or, if you are a shareholder of record, you may contact us at the above address to request delivery of only a single copy of these materials to your household.

Proxy and Voting Procedures

Who are the Shareholders Entitled to Vote at this Meeting?

Common Stock shareholders of record at the close of business on March 1, 2010 will be entitled to vote at the Annual Meeting. As of that date, a total of 306,188,969 shares of Praxair’s Common Stock were outstanding and entitled to vote. Each share of Common Stock is entitled to one vote.

How do I Submit My Vote by Means of a Proxy?

Your vote is important. Because many shareholders cannot attend the Annual Meeting in person, it is necessary that a large number be represented by proxy. Most shareholders have a choice of voting over the Internet, by using a toll-free telephone number or by completing a proxy card or voting instruction card, as described below.

1.	Vote on the Internet. If you have Internet access, you may access the Proxy Statement and 2009 Form 10-K and Annual Report and submit your proxy or voting instructions by following the instructions provided in the notice of Internet availability, or if you received printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. If you vote on the Internet, you can also request electronic delivery of future proxy materials.

2.	Vote by telephone. You can also vote by telephone by following the instructions provided on the Internet voting site, or if you received printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

3.	Vote by Mail. If you received printed proxy materials by mail, you may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it in the postage-paid envelope provided.

How are the Proxies Voted?

All shares entitled to vote and represented by a properly completed proxy (either by Internet, telephone or mail) will be voted at the Annual Meeting as indicated on the proxy unless earlier revoked by you. If no instructions are indicated for a matter on an otherwise properly completed proxy from a shareholder of record, the shares represented by that proxy will be voted on that matter as recommended by the Board of Directors. See also the vote counting rules on page 5 of this Proxy Statement. Execution of the proxy also confers discretionary authority on the proxy holders to vote your shares on other matters that may properly come before the Annual Meeting.

How Can I Revoke my Proxy?

You may revoke your proxy at any time before it is voted by filing with Praxair’s Corporate Secretary a written revocation, by timely delivery of a properly completed, later-dated proxy (including by Internet or telephone), or by voting in person at the Annual Meeting.

May I Still Vote at the Annual Meeting Even if I Have Submitted a Proxy?

The method by which you vote will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the Annual Meeting. See “Attending the Annual Meeting” on page 5 for attendance requirements and directions to the Annual Meeting.

What is the Necessary Quorum to Transact Business at the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote shall constitute a quorum. The shares represented by withhold votes, abstentions and broker non-votes on filed proxies and ballots will be considered present for quorum purposes (for an explanation of “broker non-votes,” see the vote counting rules below).

How are the Votes Counted for Each Item of Business?

If you are a shareholder of record and submit a proxy (whether by Internet, telephone or mail) without specifying a choice on any given matter to be considered at this Annual Meeting, the proxy holders will vote your shares according to the Board’s recommendation on that matter.

If you hold your shares in a brokerage account, then, under NYSE rules and Delaware corporation law:

1.	With respect to Item #1 (Election of Directors), your broker is not entitled to vote your shares on this matter if no instructions are received from you. If your broker does not vote (a “broker non-vote”), this is not considered a vote cast and, therefore, will have no effect on the election of directors. Abstentions may not be specified as to the election of directors.

2.	With respect to Item #2 (Ratification of the Appointment of the Independent Auditor), your broker is entitled to vote your shares on this matter if no instructions are received from you. Broker non-votes and abstentions are not considered votes cast and, therefore, will be counted neither for nor against this matter.

If you hold your shares in the Praxair, Inc., Praxair Distribution, Inc., Praxair Healthcare Services, Inc., Praxair Puerto Rico, LLC, or the Dow Chemical Company Employees’ savings plan, and if the plan trustee receives no voting instructions from you, then, under the applicable plan trust agreement, the plan trustee must vote your shares in the same proportion on each matter as it votes the shares for which it has received instructions.

Attending the Annual Meeting

Admission Requirements

You may attend the Annual Meeting whether or not you want to vote your shares at the Annual Meeting or by proxy. However, only shareholders and the invited guests of Praxair will be granted admission to the Annual Meeting. To assure admittance:

-  If you hold shares of Praxair, Inc. common stock through a broker, bank or other nominee, please bring a copy of your broker, bank or nominee statement evidencing your ownership of Praxair common stock as of the March 1, 2010 record date;

-  Please bring a photo ID, if you hold shares of record as of March 1, 2010, including shares in certificate or book form or in the Praxair, Inc. Dividend Reinvestment and Stock Purchase Plan;

-  Please bring your Praxair ID if you are an employee shareholder.

Directions

From Points West of Danbury, CT:  Take I-84 East to Exit 2 (Mill Plain Road) in Danbury. After exit, stay left and go to the bottom of the ramp and turn left. Go to the second light and turn right (Mill Plain Road). Go to the next light and turn right (Old Ridgebury Road). Go up the hill and the Danbury Plaza Hotel is on your left.

From Points East of Danbury, CT:  Take I-84 West to Exit 2A (Old Ridgebury Road) in Danbury. The exit ramp circles around and up over the highway. The Danbury Plaza Hotel is on your left.

Share Ownership

Principal Holders

The only person known by Praxair to be a beneficial owner of more than five percent of Praxair’s Common Stock is the following:

	Number of Shares		Percent of Shares
Name and Address of Beneficial Owner	Beneficially Owned		Outstanding(a)

BlackRock, Inc 40 East 52nd Street New York, NY 10022	17,765,001	(b)	5.80%

(a) Based on 306,188,969 total shares outstanding on March 1, 2010 excluding shares held for the account of Praxair.

(b) Holdings as of December 31, 2009 as reported in SEC Schedule 13G by BlackRock, Inc. According to this report, BlackRock, Inc. and certain of its subsidiaries had sole voting power and sole investment power as to all of the reported shares.

Directors and Executive Officers

The table below sets forth the beneficial ownership of Praxair’s Common Stock as of March 1, 2010 by each director and certain executive officers. No director or executive officer of Praxair beneficially owned more than 1% of Praxair’s common stock, and directors and executive officers of Praxair as a group (18 persons) beneficially owned approximately 1.0% of the outstanding shares as of that date.

		SHARES BENEFICIALLY OWNED AND OTHER
		EQUITY INTERESTS
		Common	Deferred		Stock
Name	Position	Stock(1)	Stock(2)	Total	Options(3)

Stephen F. Angel	Chairman, President & Chief Executive Officer	89,878	62,908	152,786	1,185,969
Ricardo S. Malfitano	Executive Vice President	35,432	10,737	46,169	497,499
James S. Sawyer	Executive Vice President & Chief Financial Officer	24,307	4,567	28,874	180,153
James J. Fuchs	Senior Vice President	13,419	1,208	14,627	178,519
James T. Breedlove	Senior Vice President, General Counsel & Secretary	35,301	830	36,131	206,240
Nance K. Dicciani	Director	2,283	1,874	4,157	2,048
Edward G. Galante	Director	3,000	3,379	6,379	4,483
Claire W. Gargalli	Director	3,474	10,389	13,863	43,568
Ira D. Hall	Director	1,500	3,876	5,376	23,568
Raymond W. LeBoeuf	Director	2,000	40,386	42,386	43,568
Larry D. McVay	Director	1,910	1,015	2,925	4,123
Wayne T. Smith	Director	10,000	20,189	30,189	23,568
H. Mitchell Watson, Jr.	Director	948	33,212	34,160	18,568
Robert L. Wood	Director	2,700	1,397	4,097	23,568

Total		226,152	195,967	422,119	2,435,442

Directors and Executive Officers as a group	(18 persons)	258,071	196,784	454,855	2,849,027

(1) Reported shares include 23,917 unvested restricted shares for which Mr. Angel has sole voting power and that will vest on April 23, 2011.

(2) Deferred Stock represents stock price-based units into which deferred compensation has been invested pursuant to the deferred compensation plans for management and for non-employee directors. Holders have no voting rights with respect to Deferred Stock. The value of Deferred Stock units varies with the price of Praxair’s common stock and, at the end of the deferral period, the units are payable in Praxair common stock.

(3) Stock Options represent shares that may be acquired upon exercise of options exercisable within 60 days of March 1, 2010.

Corporate Governance and Board Practices

Praxair’s Governance Principles

Praxair operates under Corporate Governance Guidelines which are set forth in Appendix 1 to this Proxy Statement and are posted at Praxair’s public website, www.praxair.com. Consistent with those guidelines, the Board has adopted the following policies and practices, among others:

Business Integrity and Ethics. One of the Board’s first acts upon Praxair’s launch as a public company was to adopt policies and standards regarding Compliance with Laws and Business Integrity and Ethics. The current version of the Board’s policy in these areas is posted at Praxair’s public website, www.praxair.com and is available in print to any shareholder who requests it. This Code of Ethics applies to Praxair’s directors and to all employees, including Praxair’s Chief Executive Officer (“CEO”), Chief Financial Officer, and Controller.

Director Independence. The Board has adopted independence standards for service on Praxair’s Board of Directors which are set forth in Appendix 2 to this Proxy Statement and are posted at Praxair’s public website, www.praxair.com. The Board has applied these standards to all of the incumbent non-management directors (all incumbent directors are non-management except for Mr. Angel, the Company’s Chairman & CEO), and has determined that all of these directors qualify as independent. The Board is not otherwise aware of any relationship with the Company or its management that could potentially impair a director’s exercise of independent judgment. See also related information which is presented in this Proxy Statement under the caption “Certain Relationships and Transactions.”

Board Leadership. As set forth in Corporate Governance Guidelines attached to this Proxy Statement as Appendix 1, the Board believes that the best leadership model for the Company is that of a combined Chairman & CEO, balanced by certain practices and policies to assure effective independence in the Board’s oversight, advice and counsel.

The Governance & Nominating Committee (consisting entirely of independent directors) periodically examines the Board leadership structure as well as other governance practices and conducts an annual assessment of Board and Committee effectiveness. The Governance & Nominating Committee has determined that the present leadership structure continues to be effective and appropriate, as demonstrated by the Company’s sustained superior performance relative to its peers over a number of years.

The Board believes that the substantive duties of the Chairman, including calling and organizing meetings and preparing agendas, are best performed by one who has day-to-day familiarity with the business issues confronting the Company and an understanding of the specific areas in which management seeks advice and counsel from the Board.

Board independence is achieved by the appointment by the independent directors of an Executive Session Presiding Director (“Presiding Director”) and by other practices set forth in the Corporate Governance Guidelines and described more fully below. These practices assure effective independent oversight as well as effective independent leadership while maintaining (1) practical efficiency, (2) the responsibility of each independent director to assert leadership when appropriate according to his or her background and expertise, and (3) appropriate authority on the part of each independent Committee Chair within the scope of his or her Committee’s subject matter responsibility.

The Presiding Director assures that appropriate independence is brought to bear on important Board and governance practices. The Presiding Director’s duties and responsibilities are summarized in the Corporate Governance Guidelines and in the Presiding Director’s appointing resolutions (cited below).

There are other sources of independence for the Board in addition to the Presiding Director’s leadership. The Presiding Director’s duties are complemented by (1) the strong leadership vested in, and exercised by, the Board’s independent Committee Chairs with respect to the matters overseen by their Committees, and (2) the responsibility of each director to assert leadership according to his or her particular experience and expertise. Among the reasons to maintain a strong Committee structure and leadership is the diversity of issues and risks confronted by a global industrial company. The Board believes that exercising Board leadership and oversight through Committees is the most effective method of ensuring that these matters receive the diverse expertise and attention they deserve.

In addition, the Board is strengthened by the responsibility of each director to communicate candid advice and counsel directly to the CEO. This approach assures that each director is free to exercise and express independent judgment without filtering, and enables the valuable expression of a diversity of views in Board meetings.

Finally, it is recent practice for the independent directors to appoint as the Presiding Director the Chair of the Board’s Governance & Nominating Committee. This practice is in recognition of the Committee’s oversight of the Board’s and the Company’s overall governance practices. The duties of the Chair of the Governance & Nominating Committee complement and unify the duties of the Presiding Director in most respects.

The Board’s resolutions appointing the Presiding Director specify the following roles and responsibilities:

•	Serve as Chairman of any formal private meetings of all of the non-management directors,

•	Serve as the contact by which interested parties may make their concerns known to the Board’s non-management directors as required by the NYSE Listing Standards and act as a spokesperson for the Board in engagements with shareholders or external parties as required,

•	Conduct performance reviews of the CEO based on contributions from the Compensation & Management Development Committee and other non-management directors,

•	Serve as temporary acting Chairman in the event of unavailability or incapacitation of the Chairman,

•	Serve as an advisor or liaison to the CEO to provide a sense of the non-management directors regarding governance or Board matters in cases where direct communication of such sentiment is inappropriate or awkward or where the CEO requests a consensus or collective judgment of the non-management directors,

•	Provide leadership to the Board in the event of a crisis or other event or circumstance which would make management leadership inappropriate or ineffective, in which cases the Presiding Director shall have the authority to convene meetings of the full Board or of the non-management directors, and

•	Review with the Chairman in advance of each Board meeting the agenda and such other matters pertaining to the meeting and its agenda as the Presiding Director may request.

Board Role in Risk Oversight. At least annually, the full Board reviews the Company’s risk identification, assessment and management processes and the guidelines and policies by which key risks are managed. As part of that review, the Board discusses (1) the key enterprise risks that management has identified, (2) management accountability for managing or mitigating each risk, (3) the steps being taken to manage each risk, and (4) which Board Committees will oversee each risk area on an ongoing basis.

The risk factors disclosed in Item 1A of the Company’s Form 10-K and Annual Report illustrate the diversity of the risks faced by a global industrial company and illustrate the need for a strong Board Committee structure to oversee the management of risks in specific subject areas. Each Committee’s calendar of recurring meeting agenda topics addresses risk areas pertinent to the Committee’s subject-matter responsibilities. These areas include: financing and currency exchange risks (Finance & Pension Committee), compensation risks, and executive development and retention (Compensation & Management Development Committee), regular review of the Board’s governance practices and the Company’s sustainability (Governance & Nominating Committee), and internal controls, investigations, and integrity standards compliance (Audit Committee). Other risk areas are regularly reviewed by the full Board. These include: safety and environmental risk (covered at each Board meeting), economic, market and competitive risk (part of business operating reports at each Board meeting, and the annual operating and strategic reviews), and compliance risks (supplementing reporting within the Audit Committee). In addition, risk identification and assessment is integrated into Board decision-making with respect to capital projects and acquisitions, entry into new markets, financings, and cash flow analysis, among other things.

In Committee meetings and full Board deliberations, each director brings his or her particular operating, financial, management development, and other experiences and expertise to bear in assessing management’s response to specific risks and in providing advice and counsel with respect to risk mitigation and management.

Mandatory Director Retirement. The Board’s policy is that a director who has attained the age of 72 must retire from the Praxair Board prior to the first annual shareholders meeting held after his or her 72nd birthday. The Board also has a policy against service on the Board by an officer of the Company after his or her retirement, resignation or removal as an officer.

Limits to Service on Other Boards. The Board’s policy is that no non-management director may serve on more than five additional public company boards and no member of the Audit Committee may serve on more than two additional public company audit committees. Also, the Chairman & CEO may not serve on more than two additional public company boards.

Director Nomination Process. For a description of the Board’s policy regarding nominees for election as directors, see “The Governance & Nominating Committee” on page 20 of this Proxy Statement.

Director Election and Resignation Policy. Praxair’s Certificate of Incorporation and Bylaws require a director nominee to receive a majority of the votes cast at an annual meeting in order to be elected (meaning a greater number of “for” votes than “against” votes) in an uncontested election of directors. The Board’s Corporate Governance Guidelines require that any director nominee who is then serving as a director must tender his or her resignation if he or she fails to receive this majority vote. The Governance & Nominating Committee of the Board would then consider the resignation offer and recommend to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board would take action on the Committee’s recommendation within 90 days following certification of the vote, and promptly thereafter publicly disclose its decision and the reasons therefor.

Communications with the Board. The Board believes that the most efficient means for shareholders and other interested parties to raise issues and questions is to direct such communications to the Company through its Investor Relations Department or other methods as described in the “Contact Us” section of the Company’s public website, www.praxair.com.

If, notwithstanding these methods, a shareholder or other interested party wishes to direct a communication specifically to the Company’s Board of Directors, then the following means are available (to ensure that the communication is properly directed in a timely manner, it should be clearly identified as intended for the Board):

(1)	Telephone (Voice Mail): 1-800-719-0719 within the U.S.A., or +1(203) 837-2960 for outside the U.S.A.

(2)	Mail: Praxair, Inc. Attn: Board of Directors P.O. Box 2478 Danbury, CT, U.S.A. 06813-2478

(3)	E-mail: praxair_integrity@praxair.com

The above addresses are supervised by the Company’s Security Department which will promptly forward to the Corporate Secretary’s Office any communication intended for the Board. The Corporate Secretary’s Office will collect and organize all such communications, deleting any that are solicitations or which contain offensive material. A summary of communications received will be periodically provided to the Presiding Director who will make the final determination regarding the disposition of any such communication.

The Board believes that the Company should speak with one voice and has empowered management to speak on the Company’s behalf subject to the Board’s oversight and guidance on specific issues. Therefore, in most circumstances, the Board will not respond directly to inquiries received in this manner but may take into consideration ideas, concerns and positions that are presented in a concise, clear, supported and constructive manner.

Director Attendance at the Annual Shareholders’ Meeting. Absent extenuating circumstances, each member of the Board is expected to attend the Annual Meeting of Shareholders. All of the then incumbent directors attended the 2009 annual meeting.

Policy Statement on Rights Agreements. The Board will adopt or materially amend a Stockholder Protection Rights Agreement only if, in the exercise of its fiduciary responsibilities under Delaware law, and acting by a majority of its independent directors, it determines that such action is in the best interests of Praxair’s shareholders. If the Board adopts or materially amends a Stockholder Protection Rights Agreement, it will submit such action to a non-binding shareholder vote as a separate ballot item at the first annual meeting of shareholders occurring at least six months after such action.

Director Stock Ownership Guidelines. The Board’s policy is that non-management directors must acquire and hold during their service as a Praxair Board member shares of the Company’s stock equal in value to at least four times the base cash retainer for non-management directors. Directors have five years from their initial election to meet this guideline. As shown in the stock ownership table presented at page 6 of this Proxy Statement under the caption “Share Ownership,” all non-management directors have met this guideline or are within the 5-year transition period afforded to them to do so; and most substantially exceed the guideline. In addition, any new non-management director must, no later than the effective date of his or her election, acquire, using his or her own personal assets, shares of the Company’s stock equal in value to the base cash retainer then in effect.

Executive Stock Ownership Guidelines. The Board believes that it is important for executive officers to acquire a substantial ownership position in Praxair. In this way, their interests will be more closely aligned with those of shareholders. Significant stock ownership focuses the executives’ attention on managing Praxair as equity owners.

Accordingly, stock ownership guidelines have been established for the Company’s officers as follows. Twenty-two executives are currently covered under this stock ownership policy. Individuals are expected to meet the applicable guideline no more than five years after first becoming subject to it.

Shares To Be Owned

Chief Executive Officer	100,000
Executive Vice Presidents	30,000
Chief Financial Officer	25,000
Senior Vice Presidents	20,000
Other Executive Officers	10,000-15,000
Other Officers	5,000

As of the date of this Proxy Statement, all covered individuals have met or exceeded their guidelines, where permitted by law, or are within the 5-year transition period afforded to them to do so. Stock ownership of the five most highly compensated Executive Officers in 2009 can be found in the table presented at page 6 of this Proxy Statement under the caption “Share Ownership.”

Succession Planning and Personnel Development. Under the leadership of the Compensation & Management Development Committee, it is the Board’s practice to annually conduct a formal Succession Planning and Personnel Development session in which evaluations of senior executives are reviewed with respect to their potential for promotion into senior leadership positions, including that of the CEO. In addition, a wide variety of senior executives are purposely exposed to the Board by way of Board and Committee presentations and directors have unrestricted access to a broad cross-section of managers and high potential employees for assessment and development purposes, as well as for information gathering.

CEO Performance Evaluation. The Board has in place a process whereby the Presiding Director conducts a performance review at least annually of the CEO taking into account the views of all of the other independent directors. This is in addition to the evaluation inherent in the Compensation & Management Development Committee’s determination of the CEO’s compensation.

Strategy Review and Oversight. It is the Board’s practice to conduct a full-day session at least annually to review the strategies of the Company overall and of its key business components and to provide advice and counsel to management regarding the strategic issues facing the Company. In addition, throughout the year, management reports to the Board on the status of significant strategic initiatives and issues.

Board Effectiveness Assessment. As set forth in the Corporate Governance Guidelines, the Board assesses its effectiveness at least annually under a process determined by the Governance & Nominating Committee. Typically, this assessment includes evaluating its effectiveness in the areas of Performance of Core Responsibilities, Decision-Making Support, the Quality of Deliberations, and Director Performance, as well as consideration of additional Board practices and policies recommended as best practices by recognized governance authorities. In addition, directors are given measures of individual director effectiveness for purposes of self-assessment, reflection and self-improvement.

Auditor Independence. The Board recognizes the importance of ensuring the independence of the Company’s independent auditor. See page 17 of this Proxy Statement under the caption “The Independent Auditor” for a summary of some of the policies designed to monitor and support such independence.

Director Compensation. The compensation paid to non-management directors in 2009 and a description of the Company’s director compensation program are presented at pages 60 to 62 of this Proxy Statement under the caption “Director Compensation.” The principles used by the Board in determining director compensation are set forth in the Board’s Corporate Governance Guidelines included in Appendix 1 to this Proxy Statement.

Review, Approval or Ratification of Transactions with Related Persons

Relevant Polices. The Company’s Compliance with Laws and Business Integrity and Ethics Policy (“Ethics Policy”), prohibits employees, officers and Board members from having a personal, financial or family interest that could in any way prevent the individual from acting in the best interests of the Company (a “conflict of interest”) and provides that any conflict of interest waiver relating to Board members or executive officers may be made only after review and approval by the Board upon the recommendation of its Governance & Nominating Committee.

In addition, the Board’s Corporate Governance Guidelines (attached as Appendix 1 to this Proxy Statement) require that any “related party transaction” by an executive officer or director be pre-approved by a committee of independent and disinterested directors. For this purpose, a “related party transaction” means any transaction or relationship that is reportable under the SEC’s Regulation S-K, Item 404, or that, in the case of a non-management director, would violate the Board’s independence standards.

Reporting and Review Procedures. To implement the foregoing policies, the Governance & Nominating Committee has adopted a written procedure for the Handling of Potential Conflicts of Interests which specifies a process for the referral of potential conflicts of interests to the Board and standards for the Board’s evaluation of those matters. This policy applies to any transaction or relationship involving an executive officer, a member of the Board of Directors, a nominee for election as a director of the Company, or a family member of any of the foregoing which (1) could violate the Company’s Ethics

Policy provisions regarding conflicts of interest, (2) would be reportable under the SEC’s disclosure rules, or (3) in the case of a non-management director, would violate the Board’s independence standards.

In summary, under this procedure, potential conflicts of interest are reported to the Corporate Secretary for preliminary analysis to determine whether referral to the Governance & Nominating Committee is appropriate. Potential conflicts of interest can be self-identified by the director or executive officer or may arise from internal audits, the integrity hotline or other referrals, or through periodic due diligence conducted by the Corporate Secretary’s office. The Governance & Nominating Committee then examines the facts and circumstances of each matter referred to it and makes a final determination as to (1) whether the transaction or relationship would (or does) constitute a violation of the conflicts of interest provisions of the Company’s Ethics Policy, and (2) whether the transaction or relationship should be approved or ratified and the conditions, if any, of such approval or ratification. In determining whether a transaction or relationship constitutes a violation of the conflicts of interest provisions of the Company’s Ethics Policy, the Governance & Nominating Committee considers, among other factors, the materiality of the transaction or relationship to the individual’s personal interest, whether the individual’s personal interest is materially adverse to or competitive with the interests of the Company, and whether the transaction or relationship materially interferes with the proper performance of the individual’s duties or loyalty to the Company. In determining whether to approve or ratify a transaction or relationship, the Governance & Nominating Committee considers, among other factors, whether the matter would constitute a violation of the conflicts of interest provisions of the Company’s Ethics Policy, whether the matter would violate the NYSE listing standards, the expected practical impact of the transaction or relationship on the individual’s independence of judgment or ability to act in the best interests of the Company, the availability, practicality and effectiveness of mitigating controls or safeguards such as recusal, restricted access to information, reassignment etc., and the best interests of the Company and its shareholders generally.

Application of Policies & Procedures. During 2009, no actual or potential conflicts of interest were identified with respect to the executive officers and directors of the Company.

Certain Relationships and Transactions

When determining whether any director or nominee is independent, the Board considers all facts and circumstances and any relationships that a director or nominee may have with the Company, directly or indirectly, other than serving as a director. To assist the Board in making independence determinations, it also applies the independence standards set forth in Appendix 2 to this Proxy Statement.

In determining that each non-management director and director nominee is independent, in February 2010, the Board considered the following circumstances and relationships of those directors and nominees who then had any direct or indirect relationship with the Company: In the ordinary course of its business, Praxair sells products to, or purchases products from, the company of which Mr. Smith is an executive officer. The dollar value of these transactions is far below the limits set forth in the Board’s independence standards and, for the last three fiscal years, was significantly less than 1% of either Praxair’s or Mr. Smith’s company’s consolidated revenues. Therefore, the Board has determined that such relationships are not material and do not otherwise impair the ability of Mr. Smith to exercise his independent judgment as a director.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of SEC Forms 3, 4 and 5 furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that those persons complied with all Section 16(a) filing requirements during 2009 with respect to transactions in the Company’s stock.

Board Committees

The Board currently has four standing committees as described in the tables below and each is comprised of only independent directors. The Charters for each of these committees may be found in the Governance section of Praxair’s public website, www.praxair.com and are available in print to any shareholder who requests them.

Meetings and Current Members	Summary Responsibilities

AUDIT COMMITTEE Meetings in 2009: 5 Current Members: Raymond W. LeBoeuf, Chairman Claire W. Gargalli Ira D. Hall Larry D. McVay H. Mitchell Watson, Jr. (until March 2010)
Assists the Board in its oversight of (a) the independence, qualifications and performance of Praxair’s independent auditor, (b) the integrity of Praxair’s financial statements, (c) the performance of Praxair’s internal audit function, and (d) Praxair’s compliance with legal and regulatory requirements. In furtherance of these responsibilities, the Audit Committee, among other duties,

(1)  appoints the independent auditor to audit Praxair’s financial statements, approves the fees and terms of such engagement, approves any non-audit engagements of the independent auditor, and meets regularly with, and receives various reports from, the independent auditor. The independent auditor reports directly to the Audit Committee;

(2)  reviews Praxair’s principal policies for accounting and financial reporting and its disclosure controls and processes, and reviews with management and the independent auditor Praxair’s annual financial statements prior to their publication;

(3)  reviews assessments of Praxair’s internal controls, the performance of the Internal Audit function, the performance evaluations of the General Auditor and the Chief Compliance Officer, and the guidelines and policies by which Praxair undertakes risk assessment and risk management; and

(4)  reviews the effectiveness of Praxair’s compliance with laws, business conduct, integrity and ethics programs.

More information on the Audit Committee’s role and conclusions regarding financial reports and on the independent auditor is presented under the captions “Audit Committee Report” and “The Independent Auditor” following this table.

Meetings and Current Members	Summary Responsibilities

COMPENSATION & MANAGEMENT DEVELOPMENT COMMITTEE Meetings in 2009: 4 Current Members: Wayne T. Smith, Chairman Nance K. Dicciani Edward G. Galante Robert L. Wood
Assists the Board in its oversight of (a) Praxair’s compensation and incentive policies and programs, and (b) management development and succession, in both cases particularly as they apply to Praxair’s executive officers. In furtherance of these responsibilities, the Compensation & Management Development Committee, among other duties,

(1)  determines Praxair’s policies relating to the compensation of the executive officers and assesses the competitiveness and appropriateness of their compensation and benefits;

(2)  approves corporate goals relevant to the CEO’s compensation, evaluates the CEO’s performance in light of these goals and sets the CEO’s compensation accordingly;

(3)  reviews management’s long-range planning for executive development and succession, and develops a CEO succession plan;

(4)  reviews Praxair’s management incentive compensation and equity compensation plans and oversees their administration, and reviews incentive compensation policies and practices applicable to all employees generally, to confirm that incentive compensation programs do not encourage excessive risk taking that could be material to the Company; and

(5)  reviews periodically the Company’s diversity policies and objectives, and programs to achieve those objectives.

More information on the Compensation & Management Development Committee’s processes with respect to executive compensation is presented under the caption “The Compensation & Management Development Committee” following this table.

Meetings and Current Members	Summary Responsibilities

GOVERNANCE & NOMINATING COMMITTEE Meetings in 2009: 6 Current Members: Claire W. Gargalli, Chairperson Edward G. Galante Wayne T. Smith H. Mitchell Watson, Jr. (until March 2010) Robert L. Wood
Assists the Board in its oversight of (a) the selection, qualifications, compensation and performance of Praxair’s directors, (b) Praxair’s governance, including the practices and effectiveness of the Board, and (c) various important public policy concerns that affect the Company. In furtherance of these responsibilities, the Governance & Nominating Committee, among other duties,

(1)  recommends to the Board nominees for election as directors, and periodically reviews potential candidates, including incumbent directors;

(2)  reviews policies with respect to the composition, organization and practices of the Board, and developments in corporate governance matters generally; and

(3)  reviews Praxair’s policies and responses to broad public policy issues such as social responsibility, corporate citizenship, charitable contributions, sustainable development, legislative issues, and important shareholder issues, including management and shareholder proposals offered for shareholder approval.

More information on the Governance & Nominating Committee’s director nomination processes is presented under the caption “The Governance & Nominating Committee” following this table.

FINANCE & PENSION COMMITTEE Meetings in 2009: 3 Current Members: Ira D. Hall, Chairman Nance K. Dicciani Raymond W. LeBoeuf Larry D. McVay
Assists the Board in its oversight of (a) Praxair’s financial position and financing activities, (b) Praxair’s financial risk management policies and activities, and (c) the ERISA-qualified, funded plans sponsored by Praxair. In furtherance of these responsibilities, the Finance & Pension Committee, among other duties,

(1)  monitors Praxair’s financial condition and its requirements for financing, and reviews, and recommends to the Board, the amounts, timing, types and terms of public stock issues and public and private debt issues;

(2)  reviews Praxair’s foreign exchange and interest rate exposures, the results of its foreign exchange hedging activities, and Praxair’s practices for managing insurable risks;

(3)  reviews Praxair’s policies on dividends and stock repurchases; and

(4)  reviews the investment performance, administration and funded status of Praxair’s funded benefit plans and appoints administration and investment committees to act as fiduciaries of such plans.

The Audit Committee

Audit Committee Report

A principal role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent,” as required by applicable listing standards of the NYSE and by the Board’s independence standards set forth in Appendix 2 of this Proxy Statement.

As set forth in the Audit Committee’s Charter, the management of the Company is responsible for: (1) the preparation, presentation and integrity of the Company’s financial statements; (2) the Company’s accounting and financial reporting principles; and (3) internal controls and procedures designed to ensure compliance with applicable laws, regulations, and standards, including internal control over financial reporting. The independent auditor is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent auditor. The Audit Committee has also discussed with the independent auditor the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has discussed with the independent auditor its independence from the Company and its management. The Audit Committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee has also received written confirmations from management with respect to non-audit services provided to the Company by the independent auditor in calendar year 2009 and those planned for 2010. The Audit Committee has considered whether the provision of such non-audit services is compatible with maintaining PricewaterhouseCoopers’ independence.

In its oversight role for these matters, the Audit Committee relies on the information and representations made by management and the independent auditor. Accordingly, the Audit Committee’s oversight does not provide an independent basis to certify that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s independent auditor is, in fact, independent.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Form 10-K and Annual Report for the year ended December 31, 2009 to be filed with the SEC.

The Audit Committee

Raymond W. LeBoeuf, Chairman
Claire W. Gargalli
Ira D. Hall
Larry D. McVay
H. Mitchell Watson, Jr.

The Independent Auditor

Auditor Selection and Attendance at the Annual Meeting

PricewaterhouseCoopers LLP served as Praxair’s independent auditor for the year ended December 31, 2009 and has been selected by the Board’s Audit Committee to serve in such capacity for the year ending December 31, 2010. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting to be available to respond to appropriate questions and to make a statement if they desire.

Audit Partner and Audit Firm Rotation

The Audit Committee’s policy is that the audit engagement partner should rotate off the Company’s account no less frequently than every five years. During its history as a public company since 1992, Praxair has had five audit engagement partners. The current engagement partner has been in place since January 1, 2008.

With respect to audit firm rotation, the Audit Committee believes that it is inappropriate to establish a fixed limit on the tenure of the independent auditor. Continuity and the resulting in-depth knowledge of the Company strengthens the audit. Moreover, the mandatory partner rotation policy expressed above, normal turnover of audit personnel, the Audit Committee’s policy regarding the hiring of auditor personnel as described below, and the Audit Committee’s practices restricting non-audit engagements of the independent auditor as described below, all mitigate against any loss of objectivity that theoretically could arise from a long-term relationship. As provided in the Audit Committee’s Charter and as further described below, the Audit Committee continuously evaluates the independence and effectiveness of the independent auditor and its personnel, and the cost and quality of its audit services. The Audit Committee will periodically consider alternatives to ensure that the Audit Committee and the Company’s shareholders are receiving the best audit services available.

Auditor Independence

As noted in the Audit Committee Charter and in the Audit Committee Report presented above, the independent auditor reports directly to the Audit Committee and the Audit Committee is charged with evaluating its independence.

Non-Audit Engagement Pre-Approval Policy

To help ensure independence of the independent auditor, the Audit Committee has established a policy whereby all non-audit engagements of the independent auditor must be approved in advance by the Audit Committee or its Chairman, has set forth limitations codifying its bias against such engagements, and has adopted a guideline that, absent special circumstances, the aggregate cost of non-audit engagements in a year should not exceed the audit fees for that year. As noted below in the report on independent auditor fees, such non-audit engagements were approximately 5.9% of audit fees in 2009. All of the Audit-Related Fees, Tax Fees and All Other Fees disclosed below were approved by the Audit Committee.

Hiring Policy – Auditor Employees

In addition, the Audit Committee has established a policy whereby no former employee of the independent auditor may be elected or appointed an officer of the Company earlier than two years after termination of the engagement or employment.

Fees Paid to the Independent Auditor

Audit Fees. PricewaterhouseCoopers LLP billed Praxair, Inc. and its affiliates an aggregate amount of $6,302,000 and $6,291,000 for professional services rendered in 2009 and 2008, respectively, for the audit of Praxair’s annual financial statements, the reviews of the financial statements included in Praxair’s reports on Form 10-Q, the opinion regarding the Company’s internal controls over financial reporting as required by § 404 of the Sarbanes-Oxley Act of 2002, and services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees. PricewaterhouseCoopers LLP billed Praxair, Inc. and its affiliates an aggregate amount of $116,000 and $16,000 for assurance and related services rendered in 2009 and 2008, respectively, that are reasonably related to the performance of the audit or review of Praxair’s financial statements other than the fees disclosed in the foregoing paragraph. These fees related primarily to due diligence services and certifications required by customers and others.

Tax Fees. PricewaterhouseCoopers LLP billed Praxair, Inc. and its affiliates an aggregate amount of $209,000 and $87,000 for professional services rendered in 2009 and 2008, respectively, for tax compliance and tax preparation, including preparation of original and amended tax returns, and claims for refunds.

All Other Fees. PricewaterhouseCoopers LLP billed Praxair, Inc. and its affiliates an aggregate amount of $47,000 and $27,000 for products and services rendered in 2009 and 2008, respectively, other than those reported in the foregoing paragraphs. These services related primarily to consulting and advice in regard to local country issues for non-U.S. subsidiaries.

The Compensation & Management Development Committee

Executive Compensation

Praxair’s Compensation & Management Development Committee of the Board (the “Compensation Committee”) consists of four non-management directors appointed by the Board who meet the independence requirements of the NYSE and the Board’s standards for director independence as set forth at Appendix 2 of this Proxy Statement. Among other duties, the Compensation Committee is responsible for considering and determining executive compensation. Consideration and determination of directors’ compensation is the responsibility of the Governance & Nominating Committee of the Board.

Committee Charter and Responsibilities: As set forth in the Compensation Committee’s charter, with respect to the compensation of the executive officers reported in this Proxy Statement, the Compensation Committee has the authority to:

•	determine the policies relating to the executive officers;

•	determine and authorize the salaries, performance-based variable compensation, long term incentive awards, terms of employment, retirement or severance, benefits, and perquisites of the executive officers; and

•	review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of those goals and objectives and set the CEO’s compensation level based on this evaluation.

Delegation and CEO Involvement: The Compensation Committee may not delegate any of the foregoing authority to any other persons. With respect to the allocation of compensation and awards to employees other than the executive officers, the Compensation Committee may, and has, delegated authority to the CEO, subject to guidelines established by the Compensation Committee. The CEO does not determine the compensation of any of the executive officers but he does offer for the Compensation Committee’s consideration his views on relevant matters as described in more detail in this Proxy Statement in the section captioned “Compensation Discussion and Analysis.”

Committee Process for Executive Compensation: With regard to executive compensation, the Compensation Committee generally follows the following schedule and process in its annual cycle of meetings:

•	October Meeting:

 — Review trends in executive compensation and the competitiveness of the Company’s executive compensation program as presented by the Compensation Committee’s consultant.

 — Review the Company’s incentive programs with respect to excessive risk-taking.

•	December Meeting:

 — Approve the management performance-based variable compensation plans for the following plan year including establishment of financial and non-financial goals and payout formulas based on levels of performance against those goals.

 — Evaluate executive officers’ aggregate compensation using a “tally sheet” approach.

 — Determine for each executive officer the following elements of his/her direct compensation for the upcoming calendar year: (1) salary adjustment (typically effective on April 1), (2) target performance-based variable compensation (percent of salary) and (3) value and form of long term incentive awards.

•	January Meeting:

 — Determine performance-based variable compensation earned for the previous plan year based on an evaluation of Company performance against the goals previously established by the Compensation Committee and, and for each executive officer, an evaluation of individual performance.

 — Determine shares earned upon vesting or maturing of outstanding performance equity awards based on an evaluation of Company performance against goals previously established by the Compensation Committee.

 — Determine terms and conditions, including performance conditions as applicable, of long term incentive awards including calculation of the number of equity units to be awarded based on the dollar value to be delivered as established in December.

•	February Meeting:

 — Review perquisites and personal benefits available to executive officers.

 — Review executive officer stock transactions and compliance with stock ownership guidelines.

 — Review proposed proxy statement disclosures with respect to executive compensation.

Compensation Consultant: The Compensation Committee engages a third-party compensation consultant to assist it in such analysis as is necessary to inform and support the Compensation Committee’s decisions on executive compensation. For its consideration of 2009 executive compensation, the Compensation Committee engaged Deloitte Consulting. The purpose of the engagement was to provide to the Compensation Committee data, analysis and advice with regard to executive compensation. The scope of the consultant’s work is described in this Proxy Statement in the section captioned “Compensation Discussion and Analysis.” During 2009, the Governance & Nominating Committee engaged Deloitte Consulting to provide to that Committee data, analysis and advice with regard to director compensation. The scope of the consultant’s work is described in this Proxy Statement in the section captioned “Director Compensation — Changes for 2010.”

During 2009, the Company engaged U.S. affiliates of Deloitte Consulting, primarily related to providing expatriate income tax preparation. The Audit Committee was notified of these engagements, for which pre-approval by the Board or any of its committees was not required. The aggregate fees paid to Deloitte Consulting for its 2009 services to Board Committees in respect to executive and director compensation was $236,370. The aggregate fees paid to U.S. affiliates of Deloitte Consulting for expatriate income tax preparation and certain other consulting services performed in 2009 was approximately $330,000.

The Compensation Committee has reviewed the level of fees paid to Deloitte for non-executive and director compensation services and concluded that the additional services provided by Deloitte and its U.S. affiliates did not impair Deloitte Consulting’s ability to provide independent and objective advice to the Compensation Committee.

The Governance & Nominating Committee

The Governance & Nominating Committee is comprised of five non-management directors who meet the independence requirements of the NYSE and the Board’s standards for director independence set forth in Appendix 2 to this Proxy Statement. Among other duties, the Governance & Nominating Committee has responsibility for the director nomination process.

Director Nominations

The Governance & Nominating Committee will consider any candidate for election to the Board who is timely recommended by a shareholder. Recommendations should be sent to the Corporate Secretary of Praxair and should include the candidate’s name and qualifications and a statement from the candidate that he or she consents to being named in the proxy statement and will serve as a director if elected. In order for any candidate to be considered by the Governance & Nominating Committee and, if nominated, to be included in the proxy statement, such recommendations must be received by the Corporate Secretary on or before the date specified on page 63 of this Proxy Statement under the caption “Shareholder Proposals for the 2011 Annual Meeting.”

In addition to considering any shareholder-recommended candidates for election as directors, prior to each annual meeting of shareholders, the Governance & Nominating Committee considers each of the incumbent directors for nomination for reelection to the Board, unless an incumbent does not wish to be reelected or will be retiring from the Board under the Board’s retirement policy.

Director & Nominee Selection Criteria

The qualities and skills sought in director nominees are governed by the projected needs of the Board at the time the Governance & Nominating Committee considers adding a new director or re-nominating incumbent directors. Consistent with the Board’s Corporate Governance Guidelines (attached as Appendix 1 to this Proxy Statement), the Committee seeks to build and maintain a Board that contains a range of experiences, competencies, and perspectives that is well-suited for advice and counsel to, and oversight of, the Company’s business and operations. In doing so, the Committee takes into account a variety of factors, including:

(1) the Company’s strategies and its market, geographic and regulatory environments, both current and projected,

(2) the mix of experiences, competencies, and perspectives (including gender, ethnic and cultural diversity) currently represented on the Board,

(3) the results of the Board’s annual self-assessment process,

(4) the CEO’s views as to areas in which management would like to have additional advice and counsel from the Board, and

(5) with respect to the incumbent directors, meeting attendance, participation and contribution, and the director’s current independence status.

The Committee also seeks in each director candidate a breadth of experience and background that (a) will allow the director to contribute to the full range of issues confronting a global industrial company and

(b) will qualify the director to serve on, and contribute to, any of the Board’s standing committees, thus facilitating the Board’s committee rotation policy.

In addition, the Governance & Nominating Committee believes that every director nominee should demonstrate a strong record of integrity and ethical conduct, an absence of conflicts that might interfere with the exercise of his or her independent judgment, and a willingness and ability to represent all shareholders of the Company.

Additional information about the specific skills, qualifications and backgrounds of each of the present director nominees may be found at page 22 of this Proxy Statement under the under caption “The Board of Directors.”

New Director Selection Process

When the need to recruit a director arises, the Governance & Nominating Committee will consult the other directors, the CEO and, on occasion, third party recruiting firms to identify potential candidates. The candidate evaluation process may include inquiries as to the candidate’s reputation and background, examination of the candidate’s experiences and skills in relation to the Board’s needs at the time, consideration of the candidate’s independence as measured by the Board’s independence standards, and other considerations that the Governance & Nominating Committee deems appropriate at the time. Prior to formal consideration by the Governance & Nominating Committee, any candidate who passes such screening is interviewed by the Governance & Nominating Committee (or the Governance & Nominating Committee Chairman) and by the CEO.

The Board of Directors

The following pages present information about the persons who comprise Praxair’s Board of Directors, all of whom have been nominated for reelection to serve until the 2011 annual meeting and until their successors are elected and qualify. During 2009, the Board held eight meetings.

Director Attendance

During 2009, the nominees for reelection to the Board collectively attended 97% of all Board meetings and meetings of committees of which he or she is a member, and no nominee attended fewer than 93% of such meetings.

The Directors and Nominees

The Governance & Nominating Committee recommended to the Board, and the Board approved, the nomination for reelection of each incumbent director, except for Mr. Watson who retired from the Board as of March 15, 2010.

Each of the director nominees listed below has experience as a senior executive of a U.S. public company. Each nominee also has served as a director of one or more U.S. public companies and on a variety of board committees. As such, each has executive management and director oversight experience in most, if not all, of the following areas which are critical to the conduct of the Company’s business: strategy development and implementation, risk assessment and management, financial accounting and reporting, internal controls, corporate finance, capital project evaluation, the evaluation, compensation, motivation and retention of senior executive talent, public policies as they affect global industrial corporations, compliance, corporate governance, productivity management, safety management, project management, and, in most cases, global operations. Many of the nominees also bring particular insights into specific end-markets that are important to the Company. These nominees collectively provide a range of perspectives, experiences and competencies well-suited to providing advice and counsel to management and to overseeing the Company’s business and operations. A description of the Governance & Nominating Committee’s process and criteria for nominating director candidates may be found at page 20 of this Proxy Statement under the caption “Director & Nominee Selection Criteria.”

STEPHEN F. ANGEL Director Since 2006	Age 54

Chief Executive Officer of Praxair, Inc. since January 1, 2007, and Chairman since May 1, 2007. Before becoming the Chief Executive Officer, Mr. Angel served as President & Chief Operating Officer from March to December 2006, and as Executive Vice President from 2001 to 2006. Prior to joining Praxair in 2001, Mr. Angel was General Manager for the General Electric Company Industrial Systems Power Equipment business from 1999 to 2001, and was General Manager, Marketing and Sales, for GE’s Transportation Systems business from 1996 to 1999.

Mr. Angel is a member of the Board of the U.S.-China Business Council and a member of the U.S.-Brazil CEO Forum, a member of the Board of the Business Roundtable, and a member of the Board of Directors of the American Chemistry Council.

As the Chief Executive Officer of the Company and a former senior operating executive at GE, a diversified manufacturing company, Mr. Angel brings the senior executive experience and skills cited above. He also has a deep insight into the industrial gases industry and the needs, challenges and global opportunities of the Company in particular.

NANCE K. DICCIANI Director Since 2008	Age 62

Former President & Chief Executive Officer of Honeywell Specialty Materials, a strategic business group of Honeywell International, Inc., from 2001 until her retirement in 2008. Dr. Dicciani joined Honeywell from Rohm and Haas Company where she was Senior Vice President and Business Group Executive of Chemical Specialties and Director of the European Region, responsible for business strategy and worldwide operations of five business units and for the company’s operations and infrastructure in Europe, the Middle East and Africa. Previously, she served as Rohm and Haas’ Vice President and General Manager of the Petroleum Chemicals division and headed the company’s worldwide Monomers business.

In 2006, President George W. Bush appointed Dr. Dicciani to the President’s Council of Advisors on Science and Technology. She has served on the Board of Directors and Executive Committee of the American Chemistry Council and has chaired its Research Committee. She also serves on the Board of Directors of Halliburton Company (where she serves on the Audit and Health, Safety and Environment committees), and Rockwood Holdings, Inc. (where she is the Lead Director and serves on the Audit Committee, the Compensation Committee and is the Chairman of the Corporate Governance and Nominating Committee) and on the Board of Trustees of Villanova University. Dr. Dicciani is an Operating Partner of Advent International, a private equity firm.

As a former senior operating executive at Honeywell, a global industrial and consumer products manufacturing company, and at Rohm and Haas, a global chemicals company, Dr. Dicciani brings the senior executive experience and skills noted above. She also has a substantial understanding of technology policy, management and markets.

EDWARD G. GALANTE Director Since 2007	Age 59

Former Senior Vice President and a member of the Management Committee of ExxonMobil Corporation from 2001 until his retirement in 2006. His principal responsibilities included the worldwide downstream business — Refining & Supply, Fuels Marketing, Lubricants and Specialties, and Research and Engineering. Immediately prior to this, Mr. Galante was Executive Vice President of ExxonMobil Chemical Company.

Mr. Galante is a director of Foster Wheeler Ltd. (where he serves on the Audit Committee and the Governance and Nominating Committee). He also serves on the Boards of Junior Achievement Worldwide, the United Way Foundation of Metropolitan Dallas, and as a Trustee of Northeastern University. He also is an Executive in Residence in Northeastern’s College of Business Administration.

As a former senior operating executive at ExxonMobil, one of the largest global energy companies, Mr. Galante brings the senior executive experience and skills described above. He also has an in-depth understanding of engineering management and of worldwide energy markets, operations and technology.

CLAIRE W. GARGALLI Director Since 1992	Age 67

Former Vice Chairman, Diversified Search Companies (executive search consultants) from 1990 to 1998. Ms. Gargalli was the Chairman and Chief Executive Officer of Equibank, and Chairman of Liberty Bank, in each case from 1984-1990. Ms. Gargalli has been Praxair’s Executive Session Presiding Director since January 1, 2008.

Ms. Gargalli is a director of Baker Hughes, Inc. (where she serves on the Finance Committee and the Compensation Committee) and Virginia National Bank. She is also a trustee emeritus of both Carnegie Mellon University and Middlebury College. During the past five years Ms. Gargalli was also a director of Intermec, Inc. and UNOVA, Inc. (where she served on the Audit Committee). She also has served on the Audit Committee of Western Atlas, Inc.

As a former Chief Executive Officer of a banking company, Ms. Gargalli brings the senior executive experience and skills cited above. By reason of her additional experience in the executive search industry, she also has an enhanced perspective on the evaluation, compensation, motivation and retention of senior executive talent.

IRA D. HALL Director Since 2004	Age 65

Former President & Chief Executive Officer of Utendahl Capital Management, L.P. (an asset management company) from 2002 through 2004. From 1999 to 2001, Mr. Hall served as Treasurer of Texaco Inc., and from 1998 to 1999, he was General Manager, Alliance Management of Texaco Inc. Prior to joining Texaco, Mr. Hall held several positions with International Business Machines.

Mr. Hall is the past chairman of the board of the Executive Leadership Council. He also serves on the Dean’s Advisory Council of the Stanford Graduate School of Business, is a trustee emeritus of Stanford University, and is a board member and Treasurer of the Jackie Robinson Foundation. During the past five years he was also a director of The Pepsi Bottling Group Inc., The Reynolds & Reynolds Company and Imagistics International, Inc. (where he served on the Audit Committee of each company and was Chairman of the Compensation Committee of The Pepsi Bottling Group, Inc.), and Ameriprise Financial Inc.

As a former Chief Executive Officer of an asset management company and a former senior finance executive at Texaco, a large energy company, Mr. Hall brings the senior executive experience and skills noted above. He also has a substantial understanding of capital markets, asset management, and pension fund matters.

RAYMOND W. LEBOEUF Director Since 1997	Age 63

Former Chairman & Chief Executive Officer of PPG Industries, Inc. (a diversified manufacturer of coatings, glass and chemicals) from 1997 to 2005. From 1995 to 1997, Mr. LeBoeuf served as President & Chief Operating Officer of PPG Industries, Inc. and was elected a director in 1995. From 1988-1994, he was the Chief Financial Officer of PPG.

Mr. LeBoeuf is a director of MassMutual Financial Group (where he serves on the Audit Committee, the Human Resources Committee and the Operations Committee). During the past five years he was a director of ITT Industries, Inc. (where he served on the Audit Committee), a member of the Business Roundtable, and a trustee of Robert Morris University.

As a former Chief Executive Officer and Chief Financial Officer of PPG Industries, a global diversified manufacturing company, Mr. LeBoeuf brings the senior executive experience and skills described above. He also has an in-depth understanding of corporate and international finance, financial reporting and internal controls.

LARRY D. MCVAY Director Since 2008	Age 62

Principal of Edgewater Energy Partners, LLC, an energy industry consulting and investment firm. Mr. McVay served as the Chief Operating Officer of TNK-BP Holding from 2003 until his retirement in 2006. TNK-BP Holding, based in Moscow, Russia, is a vertically integrated oil company 50%-owned by BP PLC. Mr. McVay’s responsibilities at TNK-BP included executive leadership for the upstream, downstream, oil field services, technology and supply chain management. He previously served as Technology Vice President - Operations and Vice President of Health Safety Environment for BP’s Exploration and Production operations from 2000 to 2003. Prior to joining BP, Mr. McVay held numerous positions at Amoco, including engineering management and senior operating leadership positions.

Mr. McVay is a director of Callon Petroleum Company (where he serves on the Audit Committee, the Compensation Committee and the Strategic Planning Committee) and Chicago Bridge & Iron Company (where he serves on the Audit Committee, the Corporate Governance Committee, and the Strategic Initiatives Committee). He is also a member of the Dean’s Council of Texas Tech University’s Engineering School.

As a former senior operating executive at BP, one of the largest global energy companies, Mr. McVay brings the senior executive experience and skills cited above, and has an in-depth understanding of engineering management and of worldwide energy markets, operations and technology. He also has practical experience in operating in Russia and the Middle East.

WAYNE T. SMITH Director Since 2001	Age 64

Chairman, President & Chief Executive Officer of Community Health Systems, Inc. (a hospital and healthcare services company) since 2001. In 1997, Mr. Smith was elected President and then Chief Executive Officer and a director of Community Health Systems, Inc. Prior to joining Community Health Systems, he served as Chief Operating Officer, President, and a director of Humana Inc.

Mr. Smith is a director of Citadel Broadcasting Corporation (where he serves on the Audit Committee and the Compensation Committee) and a trustee, and past Chairman of, the Federation of American Hospitals.

As the Chief Executive Officer of Community Health Systems, a large healthcare services company, Mr. Smith brings the senior executive experience and skills described above. He also has an in-depth understanding of the health care business and the regulatory, compliance and business environment in which it operates.

ROBERT L.WOOD Director Since 2004	Age 55

Former Chairman, President & Chief Executive Officer of Chemtura Corporation (a specialty chemicals company) from 2004 to 2008. Prior to joining Chemtura, Mr. Wood served in various senior management positions at Dow Chemical Company, most recently as business group president for Thermosets and Dow Automotive from November 2000.

Mr. Wood is also a director of Jarden Corporation (where he serves on the Audit Committee and is the Chairman of the Executive Compensation Committee), and has served as chairman of the American Plastics Council. During the past five years, he was also a director of the American Chemistry Council.

As a former Chief Executive Officer of Chemtura Corporation, a global specialty chemicals company, and a former senior operating executive of Dow, a global chemicals company, Mr. Wood brings the senior executive experience and skills noted above. He also has a deep understanding of the specific challenges and opportunities facing a global basic materials company.

Executive Officers

The following Executive Officers have been elected by the Board of Directors and serve at the pleasure of the Board. It is expected that the Board will elect officers annually following each annual meeting of shareholders.

Stephen F. Angel, 54, See description under “The Board of Directors.”

James T. Breedlove, 62, is Senior Vice President, General Counsel and Secretary of Praxair, Inc. and served as Vice President, General Counsel and Secretary from 2004 to 2006. Prior to joining Praxair in 2004, Mr. Breedlove was Senior Vice President and General Counsel at GE Equipment Services from 2002, and from 1992 to 2002 he served as a Senior Vice President of a division of General Electric Capital Corp.

Domingos H. G. Bulus, 48, is President of White Martins Gases Industriais Ltda. (“White Martins”), Praxair’s Brazilian subsidiary, and is a Vice President of Praxair, Inc. He served as President of Praxair Asia from 2001 to 2003. Mr. Bulus also served as Executive Director of the Andean Treaty region for White Martins from 1996 to 2001. He assumed his current position in 2003.

James J. Fuchs, 57, is a Senior Vice President of Praxair, Inc., and served as a Vice President from 2001 to 2006. Since 2001, he also has been President of North American Industrial Gases, and President of Praxair Canada. Since December 2009, he has also overseen Praxair Distribution, Inc. In 2006, Mr. Fuchs also assumed responsibility for Praxair’s Mexican operations. Prior to these assignments, Mr. Fuchs served Praxair Asia as its President from 1998 and as a Vice President from 1996.

Ricardo S. Malfitano, 51, is an Executive Vice President of Praxair, Inc., overseeing Praxair’s South America and Asia regions, the electronics and healthcare businesses, global supply systems, global procurement, global operations excellence, safety and environmental compliance and global sustainability. Mr. Malfitano served as a Senior Vice President of Praxair from 2003 to 2006 and was President of White Martins, and President, Praxair South America from 2001 to 2003. He served as President, North American Industrial Gases and President of Praxair Canada from 1998 to 2001.

Eduardo Menezes, 46, is a Vice President of Praxair, Inc. and President of Praxair Europe. He served as Managing Director of Praxair’s business in Mexico from 2004 to 2007, as Vice President and General Manager for Praxair Distribution, Inc. from 2003 to 2004 and as Vice President, U.S. West Region, for North American Industrial Gases, from 2000 to 2003. He assumed his current positions in 2007.

George P. Ristevski, 50, is a Vice President of Praxair, Inc. and President of Praxair Distribution, Inc. From 2002 to 2007 he was President of Praxair Healthcare Services, Inc. and from 2000 to 2002, he was Vice President and Controller for Praxair, Inc.

James S. Sawyer, 53, is an Executive Vice President and the Chief Financial Officer of Praxair, Inc. and oversees the surface technologies business. From 2003 to 2006, he served as a Senior Vice President and the Chief Financial Officer. Mr. Sawyer was designated the Company’s Chief Financial Officer in 2000.

Matthew J. White, 37, has been Vice President and Controller of Praxair, Inc. since August 2008. Before that, he was the Finance Director of Praxair’s North American Industrial Gases Division since 2004. From 2000 to 2004, he held various financial and accounting positions at Gentek, Inc., a diversified chemical, automotive and telecommunications holding company, including Group Controller of its Performance Products division. In 2004, Mr. White also served as Vice President of Finance at Fisher Scientific, a scientific and laboratory instruments distributor. He is a certified public accountant and a chartered financial analyst.

Executive Compensation

Compensation Committee Report

The Compensation & Management Development Committee (the “Compensation Committee”) reviewed and discussed with management the “Compensation Discussion and Analysis” below and recommended to the Board that it be included in this Proxy Statement. The Compensation Committee has represented to management that, to the extent that the “Compensation Discussion and Analysis” discloses the Compensation Committee’s deliberations and thinking in making executive compensation policies and decisions, it is accurate and materially complete.

The Compensation & Management Development Committee

Wayne T. Smith, Chairman
Nance K. Dicciani
Edward G. Galante
Robert L. Wood

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides context for the policies and decisions underlying the compensation reported in the executive compensation tables included in this Proxy Statement for the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the three other executive officers who had the highest total compensation for 2009, as set forth in the “Summary Compensation Table” below (these five executive officers are collectively referred to as the “Named Executive Officers” or the “NEOs”). The Compensation Committee of the Company’s Board of Directors is responsible for policies and decisions regarding the compensation and benefits for NEOs. A detailed description of the Compensation Committee’s responsibilities and processes is set forth under the heading “The Compensation & Management Development Committee” on pages 18 to 20 of this Proxy Statement. Certain facts described in this CD&A reflect Compensation Committee deliberations in private session, which the Compensation Committee has advised management are accurate and materially complete.

Praxair’s Executive Compensation Objectives and Approach

The Compensation Committee has established the following objectives for Praxair’s executive compensation program:

•	attract and retain executive talent;

•	build and support a performance-driven culture and motivate executives to deliver strong business results; and

•	align executives with shareholder expectations by closely linking total compensation with

 — short term business performance, and

 — longer term shareholder value creation.

The Compensation Committee seeks to achieve these objectives by providing a competitive total compensation package designed to attract and retain high-performing, results-oriented executives. The compensation package includes (1) direct compensation of base salary, annual performance-based variable compensation and long term incentives, (2) certain retirement and other benefits generally available to other employees, (3) severance benefits, and (4) a limited value of perquisites. The Compensation Committee uses as a guide the median value of total direct compensation of the benchmarking market data discussed below. Total direct compensation actually earned, and the actual proportion of each direct compensation element to the total, may be more or less than the targeted amounts depending upon the Company’s business and stock price performance and other factors discussed below.

A competitive base salary and variable compensation opportunity, along with retirement and other benefits, serve to attract and retain executive talent. Because at least 75% of NEOs’ target total direct compensation opportunity for 2009 is in the form of performance-based variable compensation and long-term incentives, executives are also motivated to deliver strong business performance and create shareholder value. These compensation elements are “at risk” and are dependent upon the Company’s achieving financial and other business goals set by the Compensation Committee and, for long term incentives, the Company’s stock price performance. Executive severance arrangements in the event of a change-in-control of the Company provide a retention incentive and encourage continuity of management.

In order to further align shareholder and executives’ interests, the Compensation Committee has established stock ownership guidelines for NEOs (see disclosure on details of these guidelines in the Corporate Governance and Board Practices section of this Proxy Statement under the caption “Executive Stock Ownership Guidelines”). NEOs may meet these guidelines by acquiring Company stock or stock-equivalent units through long term incentive grants, as well as through the Company’s Compensation Deferral Program, 401(k) savings plan, Dividend Reinvestment and Stock Purchase Plan and through other personal investments.

The Compensation Committee considers whether the Company’s compensation policies and practices create incentives for risk-taking that could have a material adverse effect on the Company. In December 2009, the Compensation Committee conducted a review of the Company’s incentive compensation programs applicable to all employees, including executive officers, in order to evaluate whether they encourage excessive risk-taking through either the design of the executive and management incentive programs, or operational decision-making that could affect compensation payouts. The Compensation Committee determined that (1) there exist sufficient operational controls, checks and balances that prevent or constrain compensation-driven decision-making that is inappropriate or excessively risky including, among others, frequent risk discussions with the Board, particularly in connection with capital project or acquisition proposals, (2) the Company does not use highly leveraged short term incentives that would tend to drive high risk decisions for short term, unsustainable gain, and (3) the Company’s stock ownership guidelines and the “recapture” policy described below also serve as disincentives for unacceptable risk-taking. Based upon this review, the Compensation Committee concluded that the Company’s incentive compensation programs are designed appropriately to provide reasonable assurance that they do not encourage excessive risk-taking.

Key Executive Compensation Factors and Considerations

The key factors that the Compensation Committee considers in determining NEO compensation are summarized below, followed by a discussion and analysis of the individual elements of NEO compensation. As described below, the determination of annual performance-based variable compensation for 2009 was made in part by use of a formula that measured Company financial performance achieved against selected and pre-set financial measures. Except for this formula, individual compensation decisions in 2009 required considerable judgment and the balancing of subjective considerations such as those listed in this section.

Compensation Consultant Analysis and Advice

The Compensation Committee engages an executive compensation consultant to provide data, analysis and advice. During 2009, the Compensation Committee engaged Deloitte Consulting. The scope of Deloitte Consulting’s engagement included advice on the determination of NEO compensation, preparation and presentation to the Compensation Committee of reports on executive compensation trends and various other materials related, for example, to the design of performance-based variable compensation programs, long term incentive program design changes, and review of plan documents.

In December 2008, Deloitte Consulting analyzed the compensation benchmarking study performed by management, reviewed other independent compensation data and gave advice on competitive compensation for the Company’s executive officers. In advance of applicable Compensation Committee meetings, the CEO and certain management personnel discussed the consultant’s analysis and the data to be presented at the meeting, and the CEO solicited the consultant’s views on his proposed recommendations for executive officer compensation (other than his own). In its deliberations, including in private sessions with the consultant, the Compensation Committee requested the consultant’s view of the CEO’s recommendations, as well as input on the CEO’s compensation.

Benchmarking

The Compensation Committee uses benchmark market data to help determine the appropriate amount of total direct compensation opportunity for each NEO and the elements of each NEO’s direct compensation.

Selection of Benchmark Companies. For determinations of compensation for 2009, the Compensation Committee utilized benchmark companies selected with advice of its compensation consultant. The benchmark companies comprised a Key Company Group and a Practices Tracking Group. The Key Company Group peers were selected with reference to the following financial measures: Market Capitalization, Revenue and Net Income and are generally similar in size to the Company in one or more of these measures. The Compensation Committee used the Key Company Group to assess competitive market compensation levels for NEO positions. For 2009, the 21 companies identified below were included in the Key Company Group:

Air Products and Chemicals Applied Materials Baker Hughes Baxter International Chesapeake Energy Corp Covidien CSX Corp	Duke Energy DuPont EMC General Mills Illinois Tool Works Ingersoll Rand International Paper	Kellogg Kimberly Clark Monsanto Norfolk Southern PPG Industries Schering Plough Corp US Steel

The Compensation Committee also consulted market data from a broader Key Industry Group, comprised of companies included in a broad spectrum of manufacturing industries, in order to ensure that market data from the Key Company Group was not impacted by any unusual or short-term factors.

The Practices Tracking Group consists of companies that are in the same industry as the Company and/or are considered to be companies that our executives may consider for employment if they were to leave the Company. The Practices Tracking Group was used for an evaluation of executive compensation practices in the chemicals industry such as: forms of equity awards, stock ownership guidelines, perquisites and personal benefits, and retirement and other termination arrangements. For 2009 decisions, the Compensation Committee’s pay practices evaluation used a Practices Tracking Group comprised of the following companies: Air Products and Chemicals, Ashland, Celanese Corp, Chemtura Corporation, Dow Chemical, DuPont, Eastman Chemical, Huntsman Corp, Lubrizol, Monsanto and PPG Industries.

Application of Benchmark Data. For target total direct compensation opportunity, the Compensation Committee examined the median and the 75th percentiles of benchmark company data for each NEO’s position. When possible, data provided to the Compensation Committee was adjusted based on regression analysis to account for the differing scope of operations of comparator companies. Although the Compensation Committee uses the median as a guide for determining compensation levels, actual values set for any individual NEO may, from time to time, deviate from the median (a) to account for experience in the position, (b) because of year-to-year swings in market median data, (c) so as to maintain the desired internal equity among executive positions, and (d) to balance the mix of compensation elements deemed appropriate for each NEO. The value of total direct compensation opportunity targeted for each NEO in 2009 approximated the median of the Key Company and Key Industry groups as determined by the benchmarking process.

Recommendations of the Chief Executive Officer

The CEO does not determine the compensation of any of the executive officers, but he provides input to the Compensation Committee on such matters as:

•	salary adjustments, target (percent of salary) performance-based variable compensation and the value of long term incentive awards for individual executive officers (other than himself) based on analysis of the market benchmark data.

•	the form of long term incentive awards most appropriate to drive sustainable shareholder value creation while also providing appropriate retention incentive for NEOs.

•	the companies against which it is appropriate to benchmark the Company’s executive compensation.

•	the financial and non-financial performance metrics to be used in the Company’s incentive program.

Evaluation of Aggregate Compensation

Total Compensation and Benefits. The Compensation Committee considers whether the value of each NEO’s aggregate compensation package, in which all components of his direct compensation and benefits are viewed together using a “tally sheet” format, is consistent with the Compensation Committee’s executive compensation objectives. In December 2008, the Compensation Committee performed this review and determined that the total compensation opportunity granted to each NEO in 2008 was consistent with its executive compensation objectives and that no structural adjustments should be made to any component of the 2009 total compensation opportunity.

Termination Benefits. The Compensation Committee also considers the total payments and benefits that could be received by each NEO under various employment termination events, including retirement, voluntary resignation, and termination by the Company, including following a change-in-control of the Company. The Compensation Committee conducted this review in October 2008 and approved revised executive severance compensation agreements effective January 1, 2009 that reduced certain termination benefits available to NEOs when compared to those available under the then existing agreements. The revised agreements also required a nondisclosure, nonsolicitation and noncompetition agreement be executed in favor of the Company and included changes in order to comply with the requirements of Section 409A of the Internal Revenue Code. The terms of the revised executive severance compensation agreements are discussed below in the subsection titled “Change-in-Control Arrangements” and in the section titled “Potential Payments upon Termination or Change-in-Control.”

Other Considerations

Tax and Accounting. Under Internal Revenue Code Section 162(m), the Company may not take a tax deduction for compensation paid to any NEO (other than the Company’s CFO) that exceeds $1 million in any year unless the compensation is “performance-based.” While the Compensation Committee endeavors to structure compensation (including performance-based variable compensation as discussed below) so that the Company may take a tax deduction, it does not have a policy requiring that all compensation must be deductible and it may, from time to time, authorize compensation that is not tax deductible. Accounting treatments were reviewed but did not impact the selection and design of equity and equity-related compensation for 2009, although all such grants were made in a manner as to not require mark-to-market accounting treatment.

Analysis of the Use of Long Term Incentives. The Compensation Committee reviewed 2009 stock transactions by executive officers and their year-end holdings so as to monitor the executives’ use of long term incentives. The review included ensuring executives were within stock ownership guidelines, examining transactions for hedges or other risk-management techniques applied to stock-based incentives, and inspection for improper dispositions back to the Company or other self-dealing. Based on this review, the Compensation Committee determined that the long term incentives previously granted to NEOs continue to be used appropriately.

Elements of Direct Compensation for Executive Officers

The methods by which the amounts of 2009 direct compensation for NEOs were determined and the reasons therefor are described in the following sections for each element of direct compensation.

Salary

The salary level for each NEO is established by the Compensation Committee from its consideration of the benchmark data for equivalent positions in the Key Company Group and is typically effective April 1 of each year. The Compensation Committee also considered the impact of the global economic downturn and resulting cost reduction actions taken by the Company in late 2008. To demonstrate alignment of executive compensation with the Company’s cost reduction actions, the CEO recommended, and the Compensation Committee determined, that NEOs and other key employees would receive no base salary merit increases in 2009. The salaries reported in the “Summary Compensation Table” reflect actual cash paid for each calendar year.

Annual Performance-Based Variable Compensation

The performance-based variable compensation reported for each NEO (in the column of the “Summary Compensation Table” captioned “Non-Equity Incentive Plan Compensation”) represents that earned for 2009 performance. Below is a description of how the Compensation Committee determined the 2009 annual performance-based variable compensation earned by each NEO under the Company’s Variable Compensation Plan. The Company uses comparable criteria to determine performance-based variable compensation awarded to all eligible employees.

Target Performance-Based Variable Compensation Level. The target performance-based variable compensation level for 2009 for each NEO (meaning the amount of variable compensation, expressed as a percent of salary, that would be earned for 100% achievement of the financial performance mid-point goals) was established by the Compensation Committee in January 2009 and ranged from 75% to 120% of salary. The target for each NEO was established by the Compensation Committee primarily from its consideration of the benchmark data for equivalent positions in the Key Company Group (with secondary reference to the Key Industry Group, as described above).

Establishment of Financial Measures. In January 2009, the Compensation Committee selected three financial measures that it determined were appropriate to meet the compensation objectives of driving desired short term business performance for the 2009 plan year and increasing total shareholder return. These financial measures were the Company’s corporate consolidated results with respect to (1) sales revenue (2) net income, and (3) working capital as a percent of sales (defined as trade receivables, inventory and payables, excluding non-operating items such as deferred taxes and pensions), with each measure weighted equally. Sales revenue and net income are accounting items reported in accordance with GAAP in the Company’s public financial statements except that the Compensation Committee may approve certain adjustments to reported results based on differences between operating plan assumptions and actual results such as currency exchange rates and product price changes caused only by changes in certain raw material costs.

Establishment of Financial Goals. Mid-point goals were established for each financial measure which corresponded to a 100% payout of the target performance-based variable compensation. In addition, values were established for each financial measure representing minimum and maximum rewarded performance levels corresponding to potential payouts ranging from zero to 200% of target. The 2009 mid-point financial goals as set by the Compensation Committee in January 2009 are set forth in the table below under the caption “2009 Results and Payout Based on Performance.”

The Compensation Committee designed the relationship between pay and performance so as to ensure that performance which significantly outperformed the target financial goals would be rewarded with well-above target payout levels. Similarly, performance that did not meet the goals would reduce the performance-based variable compensation payout to as low as zero in the case of failure to meet the pre-established minimum performance threshold. In setting the mid-point goals, the Compensation Committee sought to establish challenging but achievable goals that would motivate and reward the NEOs for the delivery of strong business results without encouraging excessive risk taking. The factors considered by the Compensation Committee in assessing the challenge inherent in the goals included:

•	management’s operating plan,

•	macro-economic trends and outlooks in each of the countries in which the Company operates,

•	currency exchange trends and outlook,

•	expected 2009 industrial gases industry peer performance and that of the broader S&P 500,

•	shifts in key customer markets, and

•	expected contribution from contracts already awarded and decisions or actions already made or taken.

Non-Financial Goals. The Compensation Committee also established non-financial goals with respect to (1) strategic positioning of the business for long term performance, (2) performance relative to peers, (3) safety and environmental compliance, including improvements in recordable injuries and lost workday rates, (4) employee engagement and people development, including diversity in hiring, retention and advancement, and career development for future leadership for the Company, (5) demonstrated organizational capabilities in productivity and efficiency resulting from the Company’s Six Sigma and other initiatives, and (6) audit/compliance initiatives and issues. Based on the CEO’s assessment of performance against non-financial goals, including evidence supporting that assessment, and its assessment of the Company’s performance of these non-financial goals plus consideration of unforeseen external factors beyond management’s control that may have helped or hindered management’s achievement of the financial goals, the Compensation Committee may make a subjective adjustment of up to plus or minus 35% to performance-based variable compensation payout as determined by the performance against financial measures.

Individual Performance. The Compensation Committee may make a positive or negative adjustment to each NEO’s performance-based variable compensation (calculated based on the performance against financial and non-financial goals described above) based on the CEO’s recommendations for individual performance adjustments for NEO’s other than himself, and its evaluation of individual performance, determined with reference to one or more of the qualitative factors described below. For 2009, an adjustment could have been applied resulting in a payout as low as zero or as high as 150% of the NEO’s performance-based variable compensation so calculated.

In evaluating individual performance, the Compensation Committee considers various qualitative factors relating to each NEO, examples of which may include:

•	the NEO’s performance in his principal area of responsibility and the degree to which the Compensation Committee wishes to drive and reward such performance;

•	the Company’s retention goals for the NEO;

•	recognition of relative roles and responsibilities of NEOs within the Company; and

•	the NEO’s exhibition of the values, competencies and behaviors that are important to the success of the Company.

Performance-Based Variable Compensation Illustration. To illustrate how the Compensation Committee made 2009 performance-based variable compensation determinations under the Variable Compensation Plan, assume the following hypothetical example: (1) a NEO’s base salary was $500,000 and his target performance-based variable compensation was 75% of base salary; (2) the Company achieved below target performance for each of the financial measures rendering a financial payout result of 65 percentage points; (3) the Compensation Committee determined that the Company’s achievement of non-financial goals supported a positive adjustment of 30 percentage points; and (4) the Compensation

Committee made an upward adjustment of 10% to the NEO’s performance-based variable compensation based upon his individual performance. The NEO’s performance-based variable compensation would have been $391,875, calculated as follows: $500,000 base salary times 75% times 95% (being the 65 percentage points for financial performance plus the 30 percentage points positive adjustment for non-financial performance) times 110% for individual performance.

Adjustments of Payouts Under Section 162(m). In January 2009, the Compensation Committee established an upper limit on performance-based variable compensation that could be paid to NEOs for 2009 under the shareholder-approved “Praxair, Inc. Plan for Determining Awards under Section 162(m)” (the “162(m) Plan”). For 2009, the Compensation Committee identified the participants in the 162(m) Plan and approved the maximum performance-based variable compensation payment that could be paid to each NEO based on budgeted Net Income performance. At the end of the performance period, the Compensation Committee certified the Net Income earned and the maximum performance-based variable compensation awards available to each NEO under the 162(m) Plan. It then exercised its downward discretion available under the 162(m) Plan to adjust the actual payment to a level it deemed appropriate for each NEO according to the methodology described above.

Recapture Policy. The Compensation Committee has adopted a policy for the recapture of annual performance-based variable compensation payouts, equity grants and certain equity gains in the event of a later restatement of financial results. Specifically, if the Board, or an appropriate committee thereof, has determined that any fraud by any elected officer of the Company materially contributed to the Company having to restate all or a portion of its financial statement(s), the Board or committee shall take, in its discretion, such action as it deems necessary to remedy the misconduct. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including consideration of fairness and equity. Among those remedies, the Board or committee, to the extent permitted by applicable law, may require reimbursement of any performance-based cash, stock or equity-based award paid or granted to, or gains realized (such as through the exercise of stock options or sale of equity securities) by, any or all elected officers of the Company, if and to the extent that:

(a) the amount of such cash, stock or equity-based award was calculated based upon, or realized gain can reasonably be attributed to, certain financial results that were subsequently reduced due to a restatement, and

(b) the amount of the cash, stock or equity-based award, or gain that would have been paid or granted or realized, would have been lower than the amount actually paid or granted or realized.

2009 Results and Payout Based on Performance. Despite the difficult economic environment in 2009, management was able to leverage cost reduction and productivity initiatives to offset much of the impact of lower sales, resulting in actual net income exceeding 2008 net income. Sales were significantly below the mid-point goal, resulting in no payout related to that measure. Net Income and Working Capital results fell short of the mid-point goals only marginally and therefore contributed to a partial payout of variable compensation for these measures. The table below shows for each financial performance measure the Company’s 2008 and 2009 actual financial performance as adjusted under the Variable Compensation Plan, and the 2009 mid-point goals set by the Compensation Committee for a 100% payout.

	2008 Actual		2009 Actual
	Performance	2009 Mid-Point	Performance
	(adjusted per Plan)	Goals	(adjusted per Plan)
Financial Measure	($ millions)	($ millions)	($ millions)
Sales	$10,520	$9,963	$9,062
Net Income	$1,198	$1,275	$1,228
Working Capital as a % of sales	12.7%	12.8%	13.2%

The Compensation Committee engaged the Company’s internal audit department to verify that the Company’s performance against the pre-established corporate consolidated financial measures was properly determined for 2009 performance-based variable compensation. The report of the internal auditors confirmed to the Compensation Committee that such performance was properly determined.

In addition to determining performance against financial measures, the Compensation Committee determined that the Company’s performance with respect to the pre-established non-financial goals was generally strong, and, consequently, should be a positive factor in determining performance-based variable compensation. For example, the Compensation Committee noted that the Company had (i) enhanced and leveraged productivity and efficiency programs as a result of Six Sigma and other initiatives, (ii) begun various international capital projects and joint ventures that would enhance the Company’s strategic position for the future, (iii) implemented enhanced career development programs to strengthen employee engagement and to support employment diversity goals, including hiring, advancement and retention, (iv) launched expanded compliance trainings and developed new control programs, and (v) continued improvements in the number of lost work days and recordable injuries. The Compensation Committee applied a positive adjustment of 30 percentage points to the variable compensation payout in recognition of the Company’s performance relative to the non-financial goals.

Positive adjustments were also made to the payouts of each NEO based upon his individual performance, resulting in the total performance-based variable compensation award reported in the Summary Compensation Table. Individual positive adjustments were based upon the Compensation Committee’s evaluation of NEO performance against factors that included those listed above under the subcaption “Individual Performance.” For 2009, the Compensation Committee determined that a positive adjustment for each NEO was supported by each NEO’s performance with respect to: (a) successfully addressing the effects of the economic downturn by taking actions to mitigate the negative impact the downturn could have had on his area, and (b) positioning his area for further improvements in productivity, employee development, compliance, and safety. However, the Compensation Committee did not find it practical, nor did it attempt, to assign relative weights to any individual factors or subject them to pre-defined, rigid formulas, or set financial or other objective goals related to personal performance, and the importance and relevance of specific factors varied for each NEO. In 2009, none of these factors individually, nor any combination of them collectively, had any material impact on the total annual compensation for any NEO; nor was there any material variation in individual performance adjustments among the NEOs.

Long Term Incentive Awards

The Company provides long term incentives in order to motivate employees and thereby enhance long term shareholder value and to attract and retain executive talent. The long term incentive grants reported for each NEO in the “Grants of Plan-Based Awards” table below represent the stock option grants and performance share unit awards made in February 2009.

Determining the Value to be Delivered. The 2009 target dollar value of long term incentive awards for each NEO was established by the Compensation Committee in December 2008 primarily from its consideration of the benchmark data for equivalent positions in the Key Company Group (with secondary reference to the Key Industry Group, as described above). Retention of the NEOs was considered but did not have a material impact on value of the awards to be delivered. In determining the target dollar value of long term incentive awards to be delivered in 2009 to NEOs, the Compensation Committee did not deem relevant the number or value of equity awards then held by NEOs or the amount of previous gains realized by NEOs from exercises of options, the vesting of performance share units, or in Mr. Angel’s case, the vesting of previously-granted restricted stock.

Determining the Form of Award. The Compensation Committee determined that 2009 long term incentive awards should be a mix of time-vesting stock options (50% of the target value) and performance share unit awards with a three-year performance period (50% of the target value). It made this determination based in part on its review of market trends with Deloitte Consulting that indicated an increased use of diversified equity awards, and to address employee retention concerns resulting from the reduced value of outstanding option awards resulting from the substantial decline in the Company’s stock price and in the stock market during an historic financial markets dislocation.

The Compensation Committee determined that stock options presented an appropriate balance of risk and reward in that stock options have no value unless the Company’s stock price increases above the option exercise price. The potential for future value acts both as a retention tool and an incentive to deliver strong business results that would be expected to increase the Company’s stock price, thereby creating shareholder value. The Compensation Committee also noted that, because of the Company’s historical record of excellent shareholder return performance, the Company’s executives place high value on stock options as a long term incentive vehicle. Finally, the Compensation Committee considered that the vesting terms, as well as the opportunity provided by stock options for substantial leveraged value from sustainable growth in shareholder value over their ten-year term, encourage long term decision-making.

To assure a strong alignment with shareholders’ interests, the performance share unit awards granted in February 2009 generally vest after three years from the grant date provided that the Company has attained a minimum level of cumulative earnings per share (“EPS”) growth for a three-year performance period beginning on January 1, 2009 and ending on December 31, 2011. A three-year performance period was believed to be an appropriate medium-term balance between the one-year performance-based variable compensation goals and the longer-term stock option share price growth goals. If EPS goals are met, the performance share unit awards will vest and will be settled in shares of Company common stock. The payment of shares will range from 50% to 150% of the individual’s “target” amount, depending upon the Company’s cumulative EPS growth for the performance period compared against pre-established EPS growth goals. If the EPS goals are not met, the awards will be forfeited. However, if as a result of materially adverse and unforeseen market conditions beyond the control of the Company, the Company’s cumulative EPS growth for the performance period does not meet the threshold level for payout but does exceed the average cumulative EPS growth in operating earnings of the companies included in the Materials Sector of the Standard & Poors 500 index for the same performance period, each participant will receive a payment of shares equal to 50% of his or her “target” award unless the Compensation Committee determines that no payment should be made.

Determining the Amount of Award. In January 2009, the Compensation Committee determined the number of option shares and performance share units to be granted to each NEO based on a target for the dollar value to be delivered to each NEO from long term incentive awards. The number of option shares was based on an estimated valuation of the Company’s options using a Black-Scholes valuation model and applying that per-option value to 50% of the dollar value to be awarded to each NEO. The number of performance share units was based on the estimated valuation of the shares and applying that per-share value to 50% of the dollar value to be awarded to each NEO, as previously determined.

Determining the Grant Date. The Compensation Committee’s practice has been to approve at its regular meeting in late January the total number of long term incentives to be allocated among all eligible employees, and to approve specific long term incentive awards to be granted to each NEO and the other executive officers. The Compensation Committee sets the actual grant date of these long term incentive awards as the date of the Board’s regular meeting in late February. The option exercise price of stock options is fixed at 100% of the closing price of the Company’s common stock on the NYSE on that February meeting date. For employees other than NEOs, separate stock option grants and other equity awards may occur on other dates throughout each year as part of hiring new employees, to address individual retention concerns, or upon promotions.

Consistent with this practice, on January 26, 2009, the Compensation Committee established February 24, 2009 as the grant date for NEOs’ and other eligible employees’ options and performance share unit awards, coinciding with the Board’s next scheduled meeting date. This grant date was established so that:

•	The grant date (and, thereby, the exercise price) for NEOs’ options is aligned with those granted to all other eligible employees.

•	A reasonable interval would exist between the Company’s public release of 2009 earnings results in late January 2009 and the February 24, 2009 grant date upon which the exercise price of the options was set.

2010 Restricted Stock Unit Grants. In January 2010, the Compensation Committee approved long-term incentive awards to certain executive officers and other key members of management consisting of time-vesting restricted stock units. The awards were in addition to stock options and performance share units for 2010. The purpose of the additional award was to recognize the overall success of the recipients in addressing the effects on the Company of the global economic downturn in 2009. To assure continued alignment with shareholder interests, the Compensation Committee determined that restricted stock units vesting in three equal annual installments were the appropriate vehicle for these awards. The recipients of the awards included all of the NEOs except the CEO. The awards were granted on February 23, 2010, the same date on which the regular 2010 stock option and performance share unit grants were made.

Benefit Plans Available to Executive Officers

The Company’s practice is to make available to NEOs essentially the same benefit plans generally available to other employees in the U.S. Neither the financial resources of the NEO, nor the amount or form of present or past direct compensation paid to the NEO, was deemed by the Compensation Committee as relevant to any NEO’s continuing eligibility to participate in these plans in 2009. Except as discussed below, benefits for NEOs under these plans are available and calculated on the same basis as for the other plan participants. Adjustments are made so as to continue the benefits to all participants, including NEOs, to the extent that they would otherwise be limited by income or other restrictions imposed by the federal tax laws. From time to time, the Compensation Committee may approve certain other adjustments to be applied to a NEO when it is in the best interests of the Company such as to facilitate the recruitment of an executive. Any such adjustments that are in place for any NEO are disclosed in the tables in this Proxy Statement or their accompanying footnotes or narratives. In addition to the benefit plans listed below, employees, including NEOs, are eligible to participate in other Company plans such as the 401(k) Savings Plan, medical plan, dental plan, and relocation and vacation programs.

Retirement Plans

The benefits payable to NEOs under the Company’s retirement plans are described in the “Pension Benefits” table below and its accompanying footnotes and narrative. As described more fully therein, the Compensation Committee, with the advice of its independent consultant, has in the past approved certain additional pension retirement benefits for certain executives, including service year credits for Mr. Angel and minimum retirement benefits for Mr. Breedlove. These benefits were provided in order to attract these executives to the Company and/or to provide additional retention incentive by compensating them for benefits lost upon departure from their previous employers. Also described in the footnotes are certain adjustments for Messrs. Malfitano and Fuchs related to their service in Brazil and Canada, respectively, which adjustments are generally available to all similarly situated employees.

Tax-Qualified Pension Plan. The Company maintains a tax-qualified defined benefit pension plan for most U.S. employees, including the NEOs.

Supplemental Retirement Income Plans. The Company maintains non-qualified unfunded supplemental retirement income plans (“Supplemental Plans”) for the primary purpose of providing retirement benefits that would otherwise be paid to U.S. employees under the tax-qualified pension plan but for the application of certain federal tax law limitations. Because of their income levels, each NEO is eligible to participate in the Supplemental Plans. The incremental benefits paid under the Supplemental Plans are calculated in the same manner as the underlying tax-qualified pension plan and generally result in no greater benefit than if federal tax law limitations were not in place.

Compensation Deferral Program

U.S. employees eligible to participate in the Variable Compensation Plan, including the NEOs, are eligible to participate in the Company’s Compensation Deferral Program. Contributions, earnings, withdrawals and year-end balances for 2009 for each NEO under the Compensation Deferral Program are reported in the “Nonqualified Deferred Compensation” table below.

The primary benefit to participants in this plan is that income taxes on any compensation deferred into the plan, and on any earnings within the plan on those deferrals, are also deferred until the account is actually paid out to the individual. Contributions to the plan are voluntary and represent compensation already earned by the participant. The Company also makes contributions that would have been made on the employees’ behalf to the 401(k) Savings Plan but for the application of certain federal tax law limits under that plan. No preferential earnings opportunities are available under the plan to participants, including NEOs. A NEO’s account balance in the plan at any point in time reflects the value of his deferred compensation (and the Company contributions noted above) as if he had invested it, at the time it was earned, in Praxair stock or a fixed income security, as the NEO chose or as provided under the Compensation Deferral Program. Therefore, these balances are irrelevant to any present or future compensation decisions for the NEO or the amount of any severance payment that should be paid to NEOs.

Perquisites and Personal Benefits

The Company’s policy is not to extend perquisites or personal benefits to employees other than for limited and specifically defined business purposes. The incremental costs to the Company in 2009 of those benefits provided to NEOs that the SEC deems to be “perquisites and personal benefits” are reported in the “Summary Compensation Table” below (included in the amounts reported in the column captioned “All Other Compensation”). The Compensation Committee exercises oversight over the perquisites and personal benefits that are made available to NEOs. Accordingly, the Compensation Committee reviewed 2009 Company expenses, regardless of amount, that could be construed as a perquisite or personal benefit for each NEO. The purposes of this review included ensuring that:

•	the costs of such perquisites and personal benefits are not unreasonable and do not constitute a misuse of Company assets.

•	each such expense has a legitimate business purpose.

•	such perquisites and personal benefits are within the mainstream of the practices of the Practices Tracking Group.

•	such perquisites and personal benefits are properly disclosed to shareholders in accordance with applicable SEC rules.

The Compensation Committee determined that, beginning in 2008, the Company would no longer reimburse NEOs for any taxes imputed to them on the value of Company-provided perquisites and personal benefits (such reimbursements are typically called “tax gross-ups”).

In addition, the Company’s internal audit department performed its annual audit of executive officer expense reports for compliance with Company policies, and the independent auditors reviewed that work. Based on these reviews, the Compensation Committee determined that the perquisites and personal benefits available to NEOs in 2009, and their costs to the Company, were reasonable and properly disclosed to shareholders.

Severance and Change-in-Control Arrangements

Severance Plan

All full-time U.S. employees, including NEOs, are eligible to participate in the Company’s severance plan. This plan provides a terminated employee with a severance payment calculated based on the employee’s time in service and salary rate at the time of termination. The maximum payment is generally limited to 26 weeks of base pay. This benefit applies only to terminations by the Company other than for cause. Under the plan, the Company retains the discretion to pay severance benefits in excess of this limit on a case by case basis.

Change-in-Control Arrangements

The Company has entered into identical executive severance compensation agreements with certain senior executives, including NEOs. These agreements provide for certain payments to be made to the executive in the event of both (1) a change-in-control of the Company (as defined in the agreements), and (2) the termination of his or her employment within two years thereafter by the Company without cause or by the executive for good reason (a so-called “double trigger”). The purposes of these agreements are, if an actual or threatened change-in-control occurs, to encourage retention of executives for continuity of management, and to keep executives focused on performing their duties rather than seeking immediate employment elsewhere. As a condition to entering into the executive severance compensation agreements, the Company requires each NEO to enter into a Nondisclosure, Nonsolicitation and Noncompetition Agreement under which the NEO agrees not to (a) disclose Company confidential information both during and after termination of his or her employment with the Company, (b) solicit the Company’s customers and employees for a period of two years following the NEO’s termination of employment with the Company for any reason, and (c) engage in any activities that compete with those of the Company for a period of two years following the NEO’s termination of employment. The Compensation Committee determined that these arrangements are generally comparable to those provided by companies in the Practices Tracking Group and provide a legitimate and reasonable benefit to the Company and its shareholders.

In December 2009, the Compensation Committee determined that, for any executive who becomes an officer of the Company on or after January 1, 2010, his or her executive severance compensation agreement would include fewer benefits than available to current executives. The material terms of the current and future executive severance compensation agreements are described in the Section below captioned “Potential Payments Upon Termination or Change-In-Control.”

EXECUTIVE COMPENSATION TABLES

The tables below present compensation information for NEOs and include footnotes and other narrative explanations important for your understanding of the compensation information in each table. The Summary Compensation Table summarizes key components of NEO compensation for 2009, 2008 and 2007. The five tables following the Summary Compensation Table provide more detailed information about the various types of NEO compensation for 2009, some of which are included in the Summary Compensation Table. The final table provides information regarding compensation that NEOs would receive when their employment with the Company terminates under various circumstances or upon a change-in-control.

SUMMARY COMPENSATION TABLE

						Change in
						Pension Value
						and Nonqualified
					Non-equity	Deferred
			Stock		Incentive Plan	Compensation	All other
			Awards	Option Awards	Compensation	Earnings	Compensation
Name and Principal Position	Year	Salary ($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	($)(5)	Total ($)(6)
Stephen F. Angel, Chairman President & Chief Executive Officer	2009	1,035,000	3,035,109	2,266,156	1,242,000	2,478,000	128,039	10,184,304

	2008	1,026,250	1,194,594	3,230,706	2,500,000	2,134,000	94,031	10,179,581

	2007	1,000,000	1,263,823	3,382,051	2,800,000	2,155,000	119,152	10,720,026

Ricardo S. Malfitano, Executive Vice President	2009	585,000	904,902	675,395	457,470	642,000	24,553	3,289,320

	2008	576,250	335,560	977,744	915,360	2,243,000	14,412	5,062,326

	2007	550,000	378,655	1,014,725	1,029,600	862,000	19,546	3,854,526

James S. Sawyer, Executive Vice President & Chief Financial Officer	2009	550,000	875,621	653,660	448,800	269,000	20,625	2,817,706

	2008	543,750	335,560	977,744	813,330	47,000	19,639	2,737,023

	2007	525,000	378,655	1,014,725	917,280	763,000	19,091	3,617,751

James J. Fuchs, Senior Vice President	2009	460,000	641,934	479,458	323,840	187,000	15,515	2,107,747

	2008	451,250	244,120	714,860	644,010	806,000	18,422	2,878,662

	2007	425,000	283,991	761,318	667,140	311,000	30,800	2,479,249

James T. Breedlove, Senior Vice President, General Counsel & Secretary	2009	460,000	583,935	435,666	303,600	282,000	22,467	2,087,668

	2008	455,000	239,925	683,729	606,050	303,000	22,317	2,310,021

	2007	435,000	276,615	739,378	623,560	119,000	21,283	2,214,836

(1) Amounts reported are actual salaries paid for the calendar year and include adjustments to base salary rates if applicable. Base salary adjustments are typically effective April 1 of each year.

(2) These amounts are the full grant date fair value of stock and option awards made for each year as determined under accounting standards related to share-based compensation. The Option Awards amounts are the values for options granted in each of the years. The Stock Awards amounts are the values for performance share unit grants made to each NEO in each of the years valued at the target number of shares granted. The maximum values of the performance share unit awards are: Mr. Angel: $4,552,664, $2,389,188, and $2,527,646 for 2009, 2008 and 2007, respectively; Mr. Malfitano: $1,357,353, $671,120 and $757,310 for 2009, 2008 and 2007, respectively; Mr. Sawyer: $1,313,432, $671,120, and $757,310 for 2009, 2008 and 2007, respectively; Mr. Fuchs: $962,901, $488,240 and $567,982 for 2009, 2008 and 2007, respectively; and Mr. Breedlove: $875,903, $479,850 and $553,230 for 2009, 2008 and 2007, respectively. The assumptions used in computing the Option Awards and Stock Awards amounts are included in Note 15 to the Company’s 2009 financial statements in the 2009 Form 10-K and Annual Report.

The Stock Awards and Option Awards column amounts were not actually paid to any NEO in any of the years. A performance share unit grant made in 2007 vested and was paid out in 2009. In addition, a stock option has value only if the Company’s stock price increases above the option exercise price (an “in-the-money” option). If a NEO exercises an in-the-money option, he would then realize an actual gain. Any gain actually realized for options exercised in 2009, and the number of performance share units that vested in 2009 and the value realized upon vesting are reported in the “Option Exercises and Stock Vested” table below.

(3) In 2009, 2008, and 2007, the Company achieved certain financial and non-financial goals that the Compensation Committee set under the Company’s Variable Compensation Plan. Therefore, the Compensation Committee awarded each NEO performance-based variable compensation payments in February 2010 (for 2009 performance), February 2009 (for 2008 performance), and February 2008 (for 2007 performance). These amounts are reported as “Non-equity Incentive Plan Compensation.” See the detailed description of the Variable Compensation Plan in the preceding CD&A under the sub-heading “Annual Performance-Based Variable Compensation.”

(4) Amounts in this column are the annual increase in actuarial present value of retirement benefits payable under the Company’s Pension Program. These amounts were not actually paid to any NEO. See the detailed description of the Pension Program and how these amounts are calculated following the “Pension Benefits” table below. The total pension present value accrued for each NEO through 2009 under the Company’s Pension Program is also disclosed in that table.

No amounts accumulated under the Company’s Compensation Deferral Program earn above market or “preferential” interest or other earnings; therefore, no earnings are included in this column.

(5) The amounts in this column include Company matching contributions to the Company’s 401(k) Savings Plan and Company contributions to the Compensation Deferral Program described under the “Nonqualified Deferred Compensation” table below. Company plan contributions in 2009 were: $37,941 for Mr. Angel; $11,883 for Mr. Malfitano; $20,625 for Mr. Sawyer; $15,515 for Mr. Fuchs; and $22,467 for Mr. Breedlove. This column also includes any perquisites or personal benefits that exceeded $10,000 for any NEO during 2009, valued at the Company’s incremental costs. Such perquisites or personal benefits were: (1) financial planning services and physical examinations provided to Messrs. Angel and Malfitano, and (2) $77,428 for Mr. Angel’s personal use of corporate aircraft. For reasons of security and time management, the Board requires the Chief Executive Officer to use the Company’s corporate aircraft for personal use as well as business travel. The aircraft is available for the Company’s use through a time-share arrangement. The Company pays a fixed time-share charge for the right to use the aircraft, and a per-trip charge. The Company calculates the incremental aircraft costs for Mr. Angel’s personal use as the full amount of those per-trip charges attributable to his personal use. The fixed time-share charge is not included as an incremental cost, as the Company must pay this amount even if Mr. Angel does not use the aircraft for personal travel. Consistent with Company policy, NEOs were not reimbursed for any taxes imputed to them on the value of Company-provided perquisites or personal benefits.

In addition, the Company pays for or provides executive officer travel, lodging and related expenses incurred in connection with attending Company business related events, including Board meetings (including the expenses related to the attendance of spouses if they are specifically invited for appropriate business purposes), and may provide use of Company chartered aircraft if available. No amounts are reported in the table for these business expenses. The Company also maintains certain country club memberships for business entertainment purposes which memberships, by club rules, may be in an executive’s name. By Company policy, reimbursement of club costs is authorized only when membership and use of the club facilities are judged to be important to the conduct of the Company’s business. As no NEO made personal use of these club memberships during 2009, no amounts are reported in the table.

(6) The amount reported in the “Total” column is the sum of all of the columns. It includes the Stock Awards, Option Awards and Change in Pension Value amounts, which were not actually paid to any NEO in 2009, 2008, or 2007. The Stock Awards, Option Awards and Change in Pension Value amounts actually paid or provided in the future may be more or less than the reported amounts. The amount of compensation actually paid or provided to each NEO for 2009 (being Salary, Non-equity Incentive Plan Compensation and All Other Compensation) was: Mr. Angel: $2,405,039 (24% of Total Compensation reported); Mr. Malfitano: $1,067,023 (32% of Total Compensation reported); Mr. Sawyer: $1,019,425 (36% of Total Compensation reported); Mr. Fuchs: $799,355 (38% of Total Compensation reported); and Mr. Breedlove: $786,067 (38% of Total Compensation reported).

2009 GRANTS OF PLAN-BASED AWARDS

The following table provides more detailed information regarding the 2009 Non-Equity Incentive Plan Compensation, Stock Awards and the Option Awards reported in the Summary Compensation Table above.

			Estimated Possible Payouts Under Non-			Estimated Future Payouts Under				All Other
			Equity Incentive Plan Awards			Equity Incentive Plan Awards				Option	Exercise or	Grant Date
		Compen-								Awards:	Base	Fair Value of
		sation							All Other Stock	Number of	Price of	Stock and
		Committee							Awards: Number of	Securities	Option	Option
		Approval	Threshold			Threshold			Shares of Stock or	Underlying	Awards	Awards ($)
Name	Grant Date	Date(1)	($)	Target ($)	Maximum ($)	(#)	Target (#)	Maximum (#)	Units (#)	Options (#)	($/Sh)	(5)
Stephen F. Angel

Variable Cash Compensation(2)			0	1,242,000	4,378,050

Performance Share Units(3)	2/24/2009	1/26/2009				0	53,900	80,850				3,035,109

Time-Vesting Options(4)	2/24/2009	1/26/2009								281,510	60.92	2,266,156

Ricardo S. Malfitano

Variable Cash Compensation(2)			0	497,250	1,752,806

Performance Share Units(3)	2/24/2009	1/26/2009				0	16,070	24,105				904,902

Time-Vesting Options(4)	2/24/2009	1/26/2009								83,900	60.92	675,395

James S. Sawyer

Variable Cash Compensation(2)			0	467,500	1,647,938

Performance Share Units(3)	2/24/2009	1/26/2009				0	15,550	23,325				875,621

Time-Vesting Options(4)	2/24/2009	1/26/2009								81,200	60.92	653,660

James J. Fuchs

Variable Cash Compensation(2)			0	368,000	1,297,200

Performance Share Units(3)	2/24/2009	1/26/2009				0	11,400	17,100				641,934

Time-Vesting Options(4)	2/24/2009	1/26/2009								59,560	60.92	479,458

James T. Breedlove

Variable Cash Compensation(2)			0	345,000	1,216,125

Performance Share Units(3)	2/24/2009	1/26/2009				0	10,370	15,555				583,935

Time-Vesting Options(4)	2/24/2009	1/26/2009								54,120	60.92	435,666

(1) On January 26, 2009 the Compensation Committee approved the total number of time-vesting stock options and target performance share units to be allocated among all eligible employees and specifically approved the time-vesting stock options and target performance share units to be granted to NEOs and all other executive officers. The Compensation Committee set February 24, 2009 as the actual grant date of these awards. The option exercise price was 100% of the closing price of the Company’s common stock on the NYSE on that date. For a more detailed description of the Compensation Committee’s long term incentive grant practices, see the CD&A under the sub caption “Long Term Incentive Awards.”

(2) The actual amount of performance-based variable compensation paid in February 2010 for 2009 performance is shown in the “Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column for 2009. The amounts shown in these columns are the range of potential 2009 payments that could have been made under the Company’s Variable Compensation Plan in accordance with the performance criteria determined by the Compensation Committee. As no minimum amount was payable, no “Threshold” amounts are reported. Target amounts are expressed as a percent of each NEO’s salary, assuming achieving 100% of Company financial goals. The Maximum amounts are the maximum payments that could be made. However, payout at the maximum has never been attained. For more information, see the explanation in the CD&A under the sub-heading “Annual Performance-Based Variable Compensation.”

(3) These are the threshold, target and maximum number of shares that may be earned under performance share unit awards made in February 2009. See the explanation below this table and in the CD&A under the caption “Long Term Incentive Awards” for more information about the performance share unit awards.

(4) These are the number of shares underlying time-vesting stock option grants made in February 2009. See the explanation below this table and in the CD&A under the caption “Long Term Incentive Awards” for more information about the stock option grants.

(5) The amounts in this column are the full grant date fair values of the performance share units (valued at the target number of shares granted) and the time-vesting option grants, made in February 2009 calculated in accordance with accounting standards related to share-based compensation. They are neither amounts that were paid to any NEO nor what the Company recognized as compensation expense in 2009 under accounting standards related to share-based compensation.

Additional Information Regarding Plan-Based Awards

The 2009 option grants and performance share unit awards reported in the table above were made under the 2002 Praxair, Inc. Long Term Incentive Plan (the “Stock Plan”). Options and performance share units granted to NEOs are made on substantially the same terms as grants to all other eligible employees.

2009 Option Grant Terms

Time-vesting option grants were made to NEOs in 2009. The material terms of the grants are described below.

•	Time-vesting options vest in consecutive equal annual installments over three years, beginning on the first anniversary of the grant date. However, vesting may accelerate in certain cases discussed below.

•	Options expire on the tenth anniversary of the grant date. Options will expire before ten years if employment terminates, except for certain termination reasons described below.

•	Options may be exercised only while the NEO is actively employed except:

(a)	If a NEO becomes disabled, or retires after the first anniversary of the option grant date, the option continues to become exercisable at the times set forth in the grant agreement and after becoming exercisable, may be exercised at any time up to its termination date (the option is forfeited if the NEO retires before the first anniversary of the grant date). “Retirement” generally means reaching age 65, or reaching age 62 with at least 10 years of service to the Company, or accumulating 85 “points” (points being the sum of age plus years of service).

(b)	If the Company terminates the NEO’s employment other than for cause after the first anniversary of the option grant date, time-vesting options continue to become exercisable at the times set forth in the grant agreement. After becoming exercisable, the option may be exercised for the lesser of the term remaining or three years after such termination of employment (generally the option is forfeited if employment is terminated before the first anniversary of the grant date).

(c)	Upon the NEO’s death, time-vesting options immediately become fully vested and may be exercised by a beneficiary or an estate for the lesser of the term remaining or three years after a NEO’s death.

(d)	If the Company terminates the NEO’s employment other than for cause, or the NEO terminates his employment, in either case within two years after a “change-in control” of the Company, the option may be exercised for the lesser of the term remaining or three years after such termination (time-vesting options become immediately vested in full upon a change-in-control whether or not employment is terminated).

2009 Performance Share Unit Grant Terms

•	Performance share units generally vest on the third anniversary of their date of grant provided that the NEO has remained continuously employed by the Company and the Company has attained a minimum level of cumulative earnings per share (EPS) growth at the end of the three-year period. Vesting may accelerate in certain cases discussed below. Except as described below, if a NEO’s employment with the Company terminates or if the Company fails to attain the minimum EPS target for the performance period, the performance share unit award is immediately forfeited.

•	Each performance share unit award includes a target number of shares of the Company’s common stock that may be paid out to a NEO. If vested, performance share units are settled in shares of Company common stock with the number of shares payable ranging from 50% to 150% of the NEO’s target amount, depending upon the Company’s cumulative EPS growth for the performance period compared against pre-established EPS growth goals set forth in the award agreement. If, as a result of materially adverse and unforeseen market conditions beyond the control of the Company, the Company’s cumulative EPS growth for the performance period does not meet the minimum threshold level for payout but does exceed the average cumulative EPS growth in operating earnings of the companies included in the Materials Sector of the Standard & Poors 500 index for the same performance period, the NEO will receive a payment of shares equal to 50% of his target award unless the Compensation Committee otherwise determines that no payment should be made.

•	Performance share units become immediately vested in full and payable upon the earlier of (i) the NEO’s total and permanent disability, (ii) termination of employment with the Company due to death, or (iii) a change-in-control of the Company, each occurring prior to the third anniversary of the grant date. In such case, the number of shares of common stock payable to settle the award is the target number of shares granted under the award.

•	If either (i) a NEO retires after the first anniversary of the grant date, or (ii) the Company terminates the NEO’s employment other than for cause after the first anniversary of the grant date, the award will vest on the third anniversary of the grant date provided that the applicable EPS performance criteria are met, and payment will be made thereafter with the number of shares paid in settlement of the award determined based upon the Company’s actual performance. The performance share unit award will be forfeited if a NEO retires or his employment is terminated other than for cause on or before the first anniversary of the grant date. For purposes of a performance share unit award, a NEO will “retire” if he terminates employment with the Company other than for cause after either attaining age 65, attaining age 62 and completing at least ten years of employment with the Company, or accumulating 85 points, where each year of the NEO’s age and each year of employment with the Company, count as one point.

The Stock Plan defines “change-in-control” to mean, generally, (1) any consolidation or merger in which the Company is not the continuing or surviving corporation; (2) the liquidation of the Company or the sale of all or substantially all of the assets of the Company; (3) an acquisition by a person or group of more than 20% of the Company’s outstanding shares; or (4) a change in the majority composition of the Board not approved by two-thirds of the directors in office before the change.

2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below shows each NEO’s outstanding option grants and unvested performance share units and restricted stock, if any, at the end of 2009. For each outstanding option grant, the table shows the option shares that have vested (or that are “Exercisable”) and those not yet vested (or that are “Unexercisable”).

	Option Awards						Stock Awards
			Equity
			Incentive Plan						Equity	Equity Incentive
			Awards:						Incentive Plan	Plan Awards:
		Number of	Number of				Number of		Awards:	Market or
	Number of	Securities	Securities				Shares or		Number of	Payout Value of
	Securities	Underlying	Underlying				Units of	Market Value	Unearned	Unearned
	Underlying	Unexercised	Unexercised				Stock That	of Shares or	Shares, Units	Shares, Units or
	Unexercised	Options (#)	Unearned	Option		Option	Have Not	Units of Stock	or Other Rights	Other Rights
	Options (#)	Un-	Options	Exercise	Option Grant	Expiration	Vested	That Have Not	That Have Not	That Have Not
Name	Exercisable(1)	exercisable(1)	(#)(2)	Price ($)	Date	Date	(#)(3)	Vested ($)(4)	Vested (#)(5)	Vested ($)(5)
Stephen F. Angel	50,000	0	0	23.105	4/23/2001	4/23/2011	23,917	1,920,774	68,140	5,472,323

	110,000	0	0	27.430	1/2/2002	1/2/2012

	100,000	0	0	26.425	2/28/2003	2/28/2013

	120,000	0	0	36.580	2/24/2004	2/24/2014

	143,100	0	0	44.250	2/22/2005	2/22/2015

	130,600	0	0	53.980	2/28/2006	2/29/2016

	205,533	102,767	0	61.470	2/27/2007	2/27/2017

	0	0	85,000	83.890	2/26/2008	2/26/2018

	65,066	130,134	0	83.890	2/26/2008	2/26/2018

	0	281,510	0	60.920	2/24/2009	2/24/2019

Ricardo S. Malfitano	68,000	0	0	26.425	2/28/2003	2/28/2013	0	0	20,070	1,611,822

	80,000	0	0	36.580	2/24/2004	2/24/2014

	100,000	0	0	44.250	2/22/2005	2/22/2015

	92,500	0	0	53.980	2/28/2006	2/29/2016

	61,666	30,834	0	61.470	2/27/2007	2/27/2017

	0	0	30,000	83.890	2/26/2008	2/26/2018

	18,266	36,534	0	83.890	2/26/2008	2/26/2018

	0	83,900	0	60.920	2/24/2009	2/24/2010

James S. Sawyer	25,000	0	0	44.250	2/22/2005	2/22/2015	0	0	19,550	1,570,061

	53,750	0	0	53.980	2/28/2006	2/29/2016

	30,833	21,584	0	61.470	2/27/2007	2/27/2017

	0	0	30,000	83.890	2/26/2008	2/26/2018

	9,133	38,314	0	83.890	2/26/2008	2/26/2018

	0	81,200	0	60.920	2/24/2009	2/24/2019

James J. Fuchs	62,600	0	0	53.980	2/28/2006	2/29/2016	0	0	14,310	1,149,236

	46,266	23,134	0	61.470	2/27/2007	2/27/2017

	0	0	22,000	83.890	2/26/2008	2/26/2018

	13,333	26,667	0	83.890	2/26/2008	2/26/2018

	0	59,560	0	60.920	2/24/2009	2/24/2019

James T. Breedlove	20,000	0	0	44.270	11/15/2004	11/15/2014	0	0	13,230	1,062,501

	20,200	0	0	44.250	2/22/2005	2/22/2015

	54,400	0	0	53.980	2/28/2006	2/29/2016

	44,933	22,467	0	61.470	2/27/2007	2/27/2017

	0	0	20,000	83.890	2/26/2008	2/26/2018

	13,100	26,200	0	83.890	2/26/2008	2/26/2018

	0	54,120	0	60.920	2/24/2009	2/24/2019

(1) Each time-vesting option vests, or became fully vested, in three consecutive equal annual installments beginning on the first anniversary of the grant date, except for the option granted to Mr. Breedlove on November 15, 2004, 50% of which vested on November 15, 2006, and the other 50% of which vested on November 15, 2009.

(2) Each performance-vesting option vests on the third anniversary of the grant date, if at any time prior to January 1, 2011, the Company’s cumulative completed fiscal year earning per share (EPS) increases by at least 33% over the Company’s EPS for the year ended December 31, 2007. Otherwise, the option is forfeited on the third anniversary of the grant date.

(3) The shares shown in this column are shares of restricted stock granted to Mr. Angel. See the description below this table for more information about the terms of this grant. Mr. Angel’s grant of 20,000 shares (adjusted to 40,000 shares to reflect a later 2-for-1 stock split) was made on April 23, 2001, in connection with his joining the Company. The first 25% of the total grant vested on April 23, 2003, another 25% vested on April 23, 2007, and the final 50% will vest on April 23, 2011, assuming continued employment through that date.

(4) The market value reported in this column is the number of shares of Mr. Angel’s unvested restricted stock times the closing price of the Company’s common stock on the NYSE of $80.31 per share on December 31, 2009.

(5) The number of shares reported is the target number of performance share units granted in February 2008 and 2009. The reported market value of these shares reflects the Company’s common stock price per share on the NYSE of $80.31 on December 31, 2009.

Additional Information Regarding Outstanding Equity Awards

The material terms of the 2009 option grants and performance share unit awards reported in the table above are described above under the caption “Additional Information Regarding Plan-Based Awards.” The material terms of the other grants made prior to 2009 that were outstanding at December 31, 2009 included in the table above are described below.

2008 and Prior Outstanding Option Grant Terms

Both time-vesting and performance-vesting option grants were made to NEOs in 2008. The material terms of outstanding time-vesting option grants made in 2008 and in prior years are substantially the same as those described for the 2009 time-vesting option grants described under “Additional Information Regarding Plan-Based Awards.” The material terms of the 2008 performance-vesting option grants are described below.

•	Performance-vesting options vest on the third anniversary of the grant date only if, at any time prior to January 1, 2011, and while the individual remains employed by the Company, the Company’s cumulative completed fiscal year EPS increase by at least 33% over the Company’s EPS for the year ended December 31, 2007. The vesting may accelerate in certain cases discussed below.

•	Performance-vesting options expire on the tenth anniversary of the grant date. Options will expire before ten years if employment terminates, except for certain termination reasons described below.

•	Performance-vesting options may be exercised only while the NEO is actively employed except:

(a)	If a NEO becomes disabled, or retires after the first anniversary of the option grant date, performance-vesting options will become exercisable on the third anniversary of their grant date only if the applicable EPS performance criteria were satisfied prior to the date the NEO became disabled or retired. After becoming exercisable, a performance-vesting option may be exercised at any time up to its termination date (the option is forfeited if the NEO retires before the first anniversary of the grant date or if the performance criteria are not met). “Retirement” generally means reaching age 65, or reaching age 62 with at least 10 years of service to the Company, or accumulating 85 “points” (points being the sum of age plus years of service).

(b)	If the Company terminates the NEO’s employment other than for cause after the first anniversary of the option grant date, performance-vesting options will become exercisable on the third anniversary of their grant date only if the applicable EPS performance criteria were satisfied prior to the date the NEO’s employment terminated. After becoming exercisable, the option may be exercised for the lesser of the term remaining or three years after such termination of employment (generally the option is forfeited if employment is terminated other than for cause before the first anniversary of the grant date or if the performance criteria are not met).

(c)	Upon the NEO’s death, performance-vesting options immediately become fully vested and may be exercised by a beneficiary or an estate for three years after a NEO’s death.

(d)	If the Company terminates the NEO’s employment other than for cause, or the NEO terminates his employment, in either case within two years after a “change-in control” of the Company, the option may be exercised for the lesser of the term remaining or three years after such termination (performance-vesting options immediately become fully vested upon a change-in-control whether or not employment is terminated).

2008 Performance Share Unit Grant Terms

The values of performance share units granted in February 2008 are included in the table above as they were outstanding as of December 31, 2009. On February 26, 2010 these grants were paid out in shares of common stock pursuant to their terms. While they remained outstanding, the material terms of these performance share unit grants were:

•	Each performance share unit award included a target number of shares of the Company’s common stock that could be paid out to NEOs. The payout depended on the Company’s financial performance in 2008 and 2009 and equaled the target number of shares multiplied by the two-year average of the corporate consolidated business financial performance factors that the Compensation Committee determined for performance-based variable cash compensation for those years ranging from zero to 200% (see the description of these performance factors in the CD&A under the caption “Annual Performance-Based Variable Compensation-Establishment of Financial Goals”).

•	Performance share units, if earned, would vest two years after their grant date if the NEO remained continuously employed by the Company, but vesting could have accelerated in certain cases discussed below. Except as described below, if a NEO’s employment with the Company terminated, the performance share unit award would have been immediately forfeited.

•	Performance share units would have become immediately vested in full and payable upon the earlier of (i) the NEO’s death or disability, or (ii) a change-in-control of the Company, each occurring prior to the second anniversary of the grant date and while the NEO was employed by the Company. In such case, the number of shares of common stock payable to settle the award would have been the target number of shares granted under the award.

•	If a NEO retired after the first anniversary of the grant date, or the Company terminated the NEO’s employment other than for cause after the first anniversary of the grant date, the award would have vested on the second anniversary of the grant date and payment would have been made thereafter with the number of shares paid in settlement of the award determined based upon the Company’s actual performance. The performance share unit award would have been forfeited if a NEO retired or his employment was terminated other than for cause on or before the first anniversary of the grant date.

The “change-in-control” definition under the Stock Plan applicable to 2008 performance-vesting options and performance share units is described above under “Additional Information Regarding Plan-Based Awards.”

Restricted Stock Grant

Footnote (3) to the above table describes the general vesting schedule of Mr. Angel’s restricted stock grant. The other material terms of this grant are:

•	Any shares that have not vested will be forfeited if (i) Mr. Angel terminates his employment (other than upon death or disability), or (ii) the Company terminates his employment for cause.

Regardless of the vesting schedule described above, all shares will vest immediately if: (i) the Company terminates Mr. Angel’s employment other than for cause; (ii) he becomes disabled; (iii) he dies; or (iv) if a “change-in-control” of the Company occurs. Under the restricted stock grant, a “change-in-control” is generally as defined in the Stock Plan (see “Additional Information Regarding Plan-Based Awards”) but also includes: (1) a transaction in which the Company’s common stock is converted into cash or some other security, except for a merger in which the Company’s stockholders own the same proportion of stock in the surviving corporation, (2) the Company is required to make a Form 8-K filing with the SEC to report a change-in-control, and (3) a person or group owning 20% or more of the Company’s outstanding shares begins to solicit proxies.

•	The unvested shares earn dividends at the same rate and at the same time as dividends are paid to all Company shareholders. The dividends are not paid in cash, but are reinvested to purchase additional shares of restricted stock at the NYSE closing price of the Company’s common stock on the dividend payment dates. All reinvested shares will vest on the last vesting date of the entire grant.

2009 OPTION EXERCISES AND STOCK VESTED

This table provides information about any options that were exercised, or performance share units or restricted stock that vested during 2009.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized on	Shares Acquired	Value Realized
Name	on Exercise (#)	Exercise ($)(1)	on Vesting (#)(2)	on Vesting ($)(2)
Stephen F. Angel	75,000	4,497,825	29,195	1,684,709

Ricardo S. Malfitano	0	0	8,747	504,757

James S. Sawyer	0	0	8,747	504,757

James J. Fuchs	0	0	6,560	378,568

James T. Breedlove	0	0	6,390	368,735

(1) The option exercise value realized equals the (i) NYSE market price of the Company’s common stock at the time of the option exercise minus the option exercise price, multiplied by (ii) the option shares exercised. These amounts are before taxes.

(2) Shares acquired pursuant to the payout in February 2009 of performance share unit awards made in February 2007. The value of the shares equals the number of shares paid out multiplied by the NYSE market price of the Company’s common stock on the payout date.

2009 PENSION BENEFITS

The table below shows certain retirement benefit information under the Company’s Pension Program described after the table.

			Present Value of
		Number of Years of	Accumulated	Payments During Last
Name	Plan Name	Credited Service (#)	Benefit ($)(1)	Fiscal Year ($)
Stephen F. Angel (2)	Praxair Pension Plan	9	204,000	0

	Supplemental Retirement Income Plan	19	8,809,000	0

Ricardo S. Malfitano (3)	Praxair Pension Plan	29	0	0

	Supplemental Retirement Income Plan	29	7,669,000	0

James S. Sawyer (4)	Praxair Pension Plan	24	803,000	0

	Supplemental Retirement Income Plan	24	3,611,000 (7)	1,141,740 (7)

James J. Fuchs (5)	Praxair Pension Plan	36	0	0

	Supplemental Retirement Income Plan	36	5,834,000	0

	Praxair Canada Pension Plan	27	717,000	0

	Praxair Canada Supplemental	27	1,331,000	0
	Employee Retirement Plan

James T. Breedlove (6)	Praxair Pension Plan	5	50,000	0

	Supplemental Retirement Income Plan	18	1,168,000	0

(1) See the narrative below for a description of the Present Value of Accumulated Benefit. The values for each plan listed above are additive.

(2) The Praxair Pension Plan credited years of service for Mr. Angel represent his actual years of service with the Company. Effective January 1, 2011, assuming continuous employment, Mr. Angel will receive an additional credit under the Company’s Supplemental Retirement Income Plans (collectively referred to as the “SRIP”) for 10 years of service that he had with his prior employer, General Electric Company. He also will receive credit under the SRIP for an additional 11.64 years of General Electric service on January 1, 2016 if he remains continuously employed with the Company until that date. If Mr. Angel is terminated for cause, he will not be granted any additional service credit for any purpose and will forfeit any additional service previously credited. If he is involuntarily terminated other than for cause (a) on or before December 31, 2010, the full additional 10 years’ service credit would be accelerated to the effective date of termination, or (b) during the period from January 1, 2011 through December 31, 2015, the full additional 11.64 years’ service credit would be accelerated to the effective date of termination. If Mr. Angel dies or there is a change-in-control of the Company (as defined in the Severance Agreements described below under the caption “Potential Payments Upon Termination or Change-in-Control”), (a) on or before December 31, 2010, the full additional 10 years’ service credit would be accelerated to the date of the event, or (b) during the period from January 1, 2011 though December 31, 2015, the full additional 11.64 years’ service credit would be accelerated to the date of the event. If he becomes disabled, service credit will continue to accrue according to the terms of the Company’s Pension Program, plus the additional years of service credit on the dates specified above. Under financial accounting rules, the Company is recognizing as an accrued pension liability the additional years of service credit that Mr. Angel may receive under the SRIP over the course of his anticipated years of service. Therefore, the service and value amounts shown in the table reflect this ratable accrual. When he retires from the Company, he will receive retirement benefits under the Company’s Pension Program based on his service with the Company and any additional General Electric service that the Company recognizes at his retirement date (as described in the preceding sentences), less an offset for benefits he receives under the General Electric retirement plans. The values shown above include the effect of this offset. At the end of 2009, the present value of the accumulated benefit for Mr. Angel’s 9 years of actual years of service with the Company under the SRIP was $3,470,000.

(3) Credited years of service reported for Mr. Malfitano combine his service with Praxair and White Martins, the Company’s Brazilian subsidiary. Years of service reflect certain equitable adjustments for Mr. Malfitano related to his service for White Martins, which adjustments were generally available to all similarly situated employees. When he retires from the Company, he will receive Pension Program retirement benefits based on his combined Praxair and White Martins service, less an offset for the benefits he receives under the White Martins retirement plan. The values shown above include the effect of this offset. The White Martins retirement plan in which Mr. Malfitano participates is not a defined benefit plan and, therefore, is not separately included in the table above.

(4) In accordance with transition rules under Section 409A of the Internal Revenue Code, certain SRIP participants (including the NEOs) were previously offered an election as to the payment form of their SRIP benefits. At that time, Mr. Sawyer elected to received his SRIP benefits in an annuity form. The present value of Mr. Sawyer’s accumulated benefit reflects this election.

(5) Credited years of service reported for Mr. Fuchs combine his service with Praxair and Praxair Canada, Inc. Years of service reflect certain equitable adjustments for Mr. Fuchs related to his service in Canada, which adjustments were generally available to all similarly situated employees. When he retires from the Company, he will receive Pension Program retirement benefits based on his combined U.S. and Canadian service, less an offset for the benefits he receives under the Canadian retirement plans. The values shown above include the effect of this offset.

(6) The Praxair Pension Plan credited years of service for Mr. Breedlove are his actual years of service with the Company. Pursuant to an agreement, upon his completion of five years of service with the Company on November 14, 2009, Mr. Breedlove was awarded credit for retirement purposes for 13 additional years of service that he had with his prior employer, General Electric Company. As a participant in the Account-Based Design component of the Pension Program, which is described below, these additional years of service have no effect on his benefit under either the Praxair Pension Plan or the SRIP. However, pursuant to the aforementioned agreement, on November 14, 2009, Mr. Breedlove became entitled to a minimum retirement benefit from the Company, when combined with the benefit he receives under the retirement plans of his former employer, General Electric Company, which is payable upon his retirement. The values in the table include the effect of the offset for benefits payable to Mr. Breedlove from General Electric’s retirement plans. The present value of the accumulated benefit for Mr. Breedlove’s 5 years of actual service with the Company under the SRIP was $148,908 at the end of 2009. In addition, the 13 years of prior service credit is included for purposes of determining Mr. Breedlove’s eligibility for “retirement” treatment for his outstanding equity awards following his termination of employment with the Company other than for cause.

(7) These amounts reflect the payment of a pension benefit to a former spouse.

Additional Information Regarding Pension Benefits

Present Value of Accumulated Benefit

The table above includes a “Present Value of Accumulated Benefit.” This is the value in today’s dollars of the total expected future retirement benefits that each NEO may receive under the Pension Program (described below). These are accrued amounts as of the end of 2009; none of these amounts have been paid to the NEOs. For any given year, there will be a change in the accumulated benefit. For example, from one year to the next, the accumulated benefit may increase because a NEO has worked for an additional year and received credit for that or his Pension Program compensation has increased. The annual change in accumulated benefit is disclosed in the “Summary Compensation Table” above in the “Change in Pension Value” column.

The Company recognizes these amounts as a future pension liability on its financial statements. The Company calculates these amounts using complex actuarial valuations and assumptions. These assumptions are described in Footnote 16 to the Company’s 2009 financial statements and in Management’s Discussion and Analysis under the caption “Critical Accounting Policies-Pension Benefits” in the 2009 Form 10-K and Annual Report. However, as required by SEC rules, the table above assumes that each NEO will retire at the earliest retirement age that would provide full benefits. Generally, this is the earliest of reaching age 65, or reaching age 62 with at least 10 years of service to the Company, or accumulating 85 “points” (points being the sum of age plus years of service). The value in today’s dollars of the total retirement benefits that each NEO eventually receives may be more or less than the amount shown in the above table.

General Terms of the Praxair Pension Program

The Company has a retirement pension program for all of its eligible U.S. employees (the “Pension Program”). The Company has an obligation to pay pension benefits according to formulas described below under “Benefits Calculations.” The Pension Program does not include the Company’s 401(k) Savings Plan, which is a “defined contribution plan.” The 401(k) Savings Plan is funded by employee and Company contributions but the Company does not promise any given retirement benefit. Instead, any retirement payments will depend on employee and Company contributions and the investment return on those contributions. As it applies to NEOs and certain other employees, the Pension Program has the following two parts:

1.	The Praxair Pension Plan is intended to meet Federal tax law rules so that it will be considered a “tax-qualified defined benefit retirement plan” (the “Pension Plan”). Applicable laws require the Company to periodically set aside funds to meet its obligations under this plan. The rules also limit the amount of benefits that can be paid and do not allow using pay above certain levels to calculate retirement benefits. One or more of these limitations apply to NEOs and to certain other employees. Therefore, the Company maintains several “non-qualified” supplemental plans described in paragraph (2) below. These supplemental plans allow pension benefits to be paid beyond those otherwise allowed under the Pension Plan.

2.	The Praxair Equalization Benefit and Supplemental Retirement Income Plans (collectively referred to as the “SRIP”) are non-qualified deferred compensation plans under the Federal tax rules. Therefore, the Company does not set aside funds to meet these plan obligations. Instead, SRIP participants have only the Company’s promise to pay the amounts due following their termination of employment with the Company. The terms of the SRIP are largely identical to those of the Pension Plan except that: (i) benefits payable under the SRIP are not limited by the Federal tax law limits described above, (ii) in order to comply with Federal tax law governing non-qualified deferred compensation plans, specifically, Section 409A of the Internal Revenue Code, benefits accrued under the SRIP are payable at different times and in different forms than those payable under the Pension Plan, and (iii) NEOs may have additional benefits paid under the SRIP that are not the same as the standard benefits of the Pension Plan (see the footnotes to the above table regarding the crediting of extra years of service for Mr. Angel and the minimum retirement benefit for Mr. Breedlove).

Except for Mr. Breedlove, each NEO participates in the Pension Program Traditional Design (a defined benefit design providing benefits based on final average pay and years of service), which was available to eligible employees hired on or before April 30, 2002. Employees hired on or after May 1, 2002 participate in the Account-Based Design (a “cash balance” pension design). Mr. Breedlove participates in the Account-Based Design.

Benefits Calculations

The Company calculates Pension Program benefits using one of the following two basic designs:

Traditional Design

•	This benefit formula considers an employee’s final average pay and years of service with the Company.

•	Generally, an employee’s annual pension benefit is determined using a formula of 1.5% times the employee’s years of service with the Company times the employee’s final average pay. This is subject to several reductions, including offsets for the employee’s projected Social Security benefits and certain pension benefits payable under pension programs maintained by the Company’s subsidiaries or affiliates. For this purpose, the employee’s “final average pay” is equal to his or her highest three years of salary and annual performance-based variable compensation (separately chosen) out of the last ten years of service.

•	Traditional Design pension benefits generally become vested upon the employee’s completion of 5 years of service with the Company.

•	The payment of benefits may not begin while the employee is still employed by the Company and its subsidiaries.

•	Benefits under the Pension Plan become payable as follows:

•	Unreduced pension benefits are generally payable from the Pension Plan beginning upon the earliest of (i) the employee’s reaching age 65, (ii) the employee’s reaching age 62 and completing at least 10 years of service with the Company, or (iii) when the sum of the employee’s age plus years of service with the Company equals at least 85. Mr. Fuchs is currently eligible for this unreduced retirement benefit.

•	Employees may elect to retire and receive reduced early retirement benefits under the Pension Plan as early as age 50 with the completion of at least 10 years of service with the Company. In this case, the employee’s Pension Plan Program benefits are reduced by 5% for each year by which his or her early retirement date precedes the earliest date on which he or she would have been eligible to commence an unreduced benefit. Messrs. Malfitano and Sawyer are currently eligible for this reduced early retirement benefit.

•	Employees who terminate with a vested benefit can elect to receive a significantly reduced Pension Plan benefit upon attaining age 50.

•	Pension Plan benefits are paid in an annuity form.

•	Traditional Design benefits under the SRIP are generally payable in a lump sum following the employee’s separation from service with the Company, with the lump sum payment being actuarially equivalent to the employee’s accrued benefit under the SRIP determined using actuarial factors set forth in the Pension Plan and the SRIP.

•	Traditional Design SRIP benefits become immediately vested and payable in a lump sum upon the occurrence of a change-in-control of the Company (as defined in the SRIP).

Account-Based Design

•	Available to eligible employees who voluntarily elected to move from the Traditional Design to this Account-Based Design effective January 1, 2002. Otherwise, this design applies to all eligible employees hired on or after May 1, 2002.

•	This is a “cash balance” pension design. The Company makes an annual notional “contribution” for each participant equal to 4% of eligible pay (salary plus annual variable compensation).

•	The Company credits each participant’s notional account balance with interest each year based on the 30-year Treasury Bond rate in effect during the preceding October.

•	Employees completing at least three years of service earn a vested right to a pension benefit.

•	Benefits equal to the employee’s notional account balance under the Pension Plan are generally payable in an annuity form or, if elected by the participant, in a lump sum, beginning any time after the participant’s termination of employment (assuming he or she completed at least three years of service).

•	Benefits equal to the employee’s notional account balance under the SRIP are payable in a single lump sum.

•	Account-Based Design SRIP benefits become immediately vested and payable in a lump sum upon the occurrence of a change-in-control of the Company (as defined in the SRIP).

Providing Extra Pension Benefits

The Company may credit to an employee more years of service under the Pension Program than the employee may actually work for the Company. The Company will consider this as part of negotiations to hire or to retain a highly valued executive or certain other employees. In 2001, the Company agreed to provide Mr. Angel with additional service years under the Pension Program Traditional Design in order to provide Mr. Angel with a long-term incentive for staying with the Company. In connection with hiring Mr. Breedlove, the Company agreed to provide a minimum retirement benefit under the Pension Program Account-Based Design. Please see the notes to the table above for additional information.

2009 NONQUALIFIED DEFERRED COMPENSATION

This table shows information regarding compensation amounts that (i) the NEOs decided not to receive in cash but elected to defer to a later date under the Company’s Compensation Deferral Program, and (ii) Company contributions related to the Compensation Deferral Program.

	Executive	Company	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Aggregate Balance
	in Last Fiscal	in Last Fiscal	Last Fiscal	Distributions	at Last Fiscal Year
Name	Year ($)(1)	Year ($)(2)	Year ($)(3)	($)(4)	End ($)(5)
Stephen F. Angel	0	29,625	1,389,914	0	5,021,922
Ricardo S. Malfitano	0	11,883	261,751	0	4,008,388
James S. Sawyer	0	11,438	119,110	264,479	355,069
James J. Fuchs	0	8,063	24,511	0	88,799
James T. Breedlove	0	10,750	15,322	0	55,696

(1) NEOs did not make any deferral elections with respect to compensation payable for 2009.

(2) These amounts are Company contributions made in 2010 for the 2009 calendar year under the Compensation Deferral Program. These represent matching contributions that would have been made to the 401(k) Savings Plan on behalf of each NEO but for certain Federal tax law limits under that plan. These amounts are included in “All Other Compensation” in the “Summary Compensation Table” above.

(3) All Company contributions to the Compensation Deferral Program are invested in a stock-unit equivalent account that tracks the value of the Company’s common stock. Amounts that each NEO chose to defer of some or all of his eligible compensation (performance-based variable compensation and/or salary), are invested in (i) the Company common stock-unit account and/or (ii) a fixed income account. The earnings in this column are notional earnings based on the price of the Company’s common stock as of December 31, 2009 and/or the return on the fixed income fund. See the further explanation below this table.

(4) A distribution was made from Mr. Sawyer’s account in 2009.

(5) Balances are net of prior payouts and otherwise are the total of (i) all compensation that NEOs earned in past years (not just in 2009) but chose to defer, (ii) Company contributions made to the Compensation Deferral Program on behalf of each NEO, and (iii) any notional investment earnings on these amounts. The balances are not amounts paid in 2009.

Additional Information Regarding Nonqualified Deferred Compensation

The following summarizes the material terms of the Praxair, Inc. Compensation Deferral Program (“Compensation Deferral Program”).

Deferral Elections; Company Contributions

Eligible employees, including NEOs, may elect to defer receipt of all or some portion of their annual performance-based variable compensation payments and up to 50% (in 10% increments) of their base salaries. Deferral elections are generally required to be made in December of the year prior to the year in which the amounts to be deferred will be earned. In exchange for this deferral, the Company promises to pay that amount, plus amounts earned on deferral investments, upon the employee’s termination from the Company, or at some other future date specified by the employee. In addition, the Company makes a notional contribution to the Compensation Deferral Program on behalf of each NEO equal to the matching contributions that would have been made to the 401(k) Savings Plan on behalf of the NEO but for the application of certain Federal tax law limits under that plan.

Income that is deferred, including notional Company contributions, and any earnings, are not taxed as income until paid out at the end of the deferral period. The Company does not fund or segregate any monies from its general funds, create any trusts, or make any special deposits for payment of benefits under the Compensation Deferral Program. All plan balances are notional and are kept as book entries only. A participant’s or beneficiary’s right to receive a payment under the Compensation Deferral Program is no greater than the right of an unsecured general creditor of the Company. In addition, the Company may make contributions on behalf of an eligible employee, as discussed in footnote (2) to the table above.

Deferral Investments

Participants may invest their performance-based variable compensation deferrals and base salary deferrals into either (1) the Praxair stock-unit equivalent account whose value tracks the market value of Praxair common stock, including reinvestment of dividends into additional Praxair stock-equivalent units, or (2) a fixed income account whose interest rate is fixed annually and is equal to the 1-year U.S. Treasury Bond rate as of the end of the immediately preceding year, plus 50 basis points. For 2009, this fixed rate was 0.84%. All Company contributions are made into the Praxair stock-unit equivalent account. No preferential earnings are paid to participants, including NEOs.

Deferral Payouts

At the time he or she elects to defer the amounts, a participant has the two choices described below for receiving a future payment of his or her deferred amounts and their earnings. Company contributions are paid out only upon retirement or termination of employment.

1.	Upon Retirement or Termination. If a participant retires (defined as the participant’s termination of employment with the Company after reaching age 50 and completing at least five years of service), payment would normally be made in January of the year following the last day worked. If a participant dies or his or her employment with the Company terminates for any reason other than retirement, payment would normally be made as soon as practicable following the participant’s death or termination.

2.	January of a Specified Year. Payment is normally made during the January of the year that a participant specifies for payment of the amount. Once a participant specifies a year of payment, the amount will not normally be paid until January of that year, even if the participant earlier retires or otherwise terminates employment. The only exception is if the participant dies, in which case the deferred amounts are paid immediately to the participant’s beneficiary.

If a change-in-control of the Company (as defined in the Compensation Deferral Program) occurs, all previously deferred amounts will be paid within 45 days after the change-in-control, regardless of any payout election that a participant previously made.

Generally, all distributions from the Compensation Deferral Program are made in a single lump sum. Any portion of a participant’s account that is invested in the Praxair stock-unit equivalent account will be distributed in shares of Praxair common stock. Deferred income invested in the fixed income account will be distributed in cash.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

If a NEO’s employment with the Company terminates, or a change-in-control of the Company occurs with subsequent involuntary termination, he may be entitled to receive certain payments and/or benefits from the Company. The table below shows the estimated payments and/or benefits in connection with the following events based upon the assumptions described below:

1.	Voluntary Termination, which includes a NEO’s resignation or retirement, and Involuntary-for-Cause Termination, which includes the Company’s termination of the NEO’s employment for reasons such as violation of certain Company policies or for certain performance-related issues.

2.	Involuntary Termination, which includes a termination other than for cause, but not including a termination related to a change-in-control of the Company. Terminations due to death or disability result in substantially the same treatment as an Involuntary Termination, except as described below.

3.	A Change-in-Control of the Company, as defined under the executive severance compensation agreements and under the terms of various plans and agreements described below.

The Company entered into identical executive severance compensation agreements related to a change-in-control of the Company (the “Severance Agreements”) with certain officers, including NEOs. Under the Severance Agreements, a “change-in-control” is defined substantially the same as it is defined in the Stock Plan (see “Additional Information Regarding Plan-Based Awards”).

The Severance Agreements provide generally that if a NEO’s employment is terminated within two years after a change-in-control either by the Company without cause, or by the NEO for good reason (in both cases, as defined in the Severance Agreements), then he will be entitled to receive: (a) accrued salary, performance-based variable compensation, and benefits; (b) enhanced life, accident, health insurance and pension benefits; (c) a lump sum severance payment equal to three times the sum of his annual salary and target performance-based variable compensation award; and (d) in some cases, reimbursement for the excise tax imposed by Section 4999 of the Internal Revenue Code and corresponding income tax liabilities associated with payment of the excise tax. The Company will make these payments or they will be made through a grantor trust that the Company may adopt and the timing of such payments will be postponed to the extent required to comply with the requirements of Section 409A of the Internal Revenue Code. A Severance Agreement terminates if the executive’s employment with the Company is terminated by the executive or by the Company prior to a change-in-control or if the executive ceases to hold an officer level position with the Company prior to a change-in-control.

In 2009, the Compensation Committee determined that, for any executive who becomes an officer of the Company on or after January 1, 2010, his or her severance agreement will provide benefits as described above except that, the lump sum payment will be equal to two times the sum of his or her annual salary and target performance-based variable compensation award and would not include any reimbursement for the excise tax imposed by Section 4999 of the Internal Revenue Code and corresponding income tax liabilities associated with payment of the excise tax.

General Assumptions

Set forth below after the table are narrative descriptions of payments and/or benefits that would have been provided, if any, related to each employment termination event or a change-in-control on December 31, 2009. Also discussed is the basis upon which the payments and/or benefits were calculated. Except as noted below, these amounts are the incremental or enhanced amounts that a NEO may have received that are greater than those that the Company would have provided to employees generally under the same circumstances. They are estimates only and are based on various assumptions discussed below. The actual amounts that would be paid or the benefits that would be provided can be determined only at the time that each event occurs.

The table and the narrative discussion below assume that (i) each NEO’s employment terminated on December 31, 2009 due in turn, to each termination event, including termination within two years after a change-in-control, as contemplated by the Severance Agreements; (ii) a change-in-control occurred on December 31, 2009 under the terms of various plans and agreements unrelated to the Severance Agreements, regardless of a termination of employment; and (iii) values related to outstanding Long-Term Incentive stock awards reflect the market value of the Company’s common stock of $80.31 per share, which was the closing price on the NYSE as of December 31, 2009, the last trading day of 2009.

2009 Amounts Potentially Payable Upon Termination

					Performance-
			Other Post-	Deferred	Based Variable	Long-term	Retirement	Excise Tax	Total for each
		Severance	Termination	Compensation	Compensation	Incentive	Benefit	Gross-up	Termination
		Benefits	Benefits	Payout	Payments	Awards	Enhancements	Payment	Event
Name	Termination Event	($)	($)	($)	($)	($)	($)	($)	($)
Stephen F. Angel	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	14,787,707	5,436,000	0	20,223,707
	Change-in-Control	6,831,000	27,137	0	1,242,000	14,787,707	9,421,000	0	32,308,844

Ricardo S. Malfitano	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	3,819,555	0	0	3,819,555
	Change-in-Control	3,246,750	17,958	0	497,250	3,819,555	3,268,000	0	10,849,513

James S. Sawyer	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	3,551,171	0	0	3,551,171
	Change-in-Control	3,052,500	32,922	0	467,500	3,551,171	2,786,000	0	9,890,093

James J. Fuchs	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	2,739,949	0	0	2,739,949
	Change-in-Control	2,484,000	27,137	0	368,000	2,739,949	720,000	0	6,339,086

James T. Breedlove	Voluntary or Involuntary for Cause	0	28,851	0	0	0	0	0	28,851
	Involuntary	0	28,851	0	0	2,535,166	0	0	2,564,017
	Change-in-Control	2,415,000	38,522	0	345,000	2,535,166	215,040	0	5,548,728

Severance Benefits

Under the Company’s generally applicable Severance Plan, if employment terminates for certain reasons, employees are generally eligible for severance benefits of up to a maximum of 26 weeks of base pay, depending on their completed years of service. The Company also has the discretionary ability, on a case by case basis, to increase the severance benefits paid to any employee, subject to certain plan limitations. NEOs are eligible for such severance benefits which are determined in the same manner as determined for all other eligible employees. Any other post-termination severance benefits for NEOs that would have been greater than those generally available to all employees are described below.

Change-in-Control. Each NEO has a Severance Agreement with the Company described above. These agreements provide a formula for determining the severance benefit due to NEOs for a termination of employment in connection with a change-in-control in lieu of benefits payable under the Company’s Severance Plan. Under the Severance Agreements, NEOs would have received the amounts shown in the table.

Other Post-Termination Benefits

The Company provides standard benefits that are generally available to all employees, including group health and dental insurance, group life insurance and long-term disability benefits. Any post-termination benefits for NEOs that would have been greater than those generally available to all employees are described below.

Voluntary Termination, Involuntary-for-Cause Termination, and Involuntary Termination. The Company currently provides retiree medical benefits to employees who meet certain age and service requirements at the time of their termination. Mr. Breedlove would be entitled to receive retiree medical benefits pursuant to a contractual agreement between him and the Company. The table shows the value of these additional medical benefits.

Change-in-Control. Under the Severance Agreements, NEOs are entitled to continued life, accident and health insurance for two years. If a NEO is re-employed and his new employer provides comparable or better medical coverage at no cost to the NEO, then the Company would not provide the continued coverage. If Mr. Breedlove’s employment is involuntarily terminated other than for cause in connection with a change-in-control, he would also be entitled to the retiree medical benefits described in “Voluntary Termination, Involuntary-for-Cause Termination, and Involuntary Termination” above. The table shows the estimated value of all of these benefits.

Deferred Compensation Payout

Each NEO’s accrued balance in his Compensation Deferral Program account would be payable in accordance with his payout election, as described under the “Nonqualified Deferred Compensation” table above. Under the Compensation Deferral Program, the payout of deferred balances is accelerated upon a change-in-control. There is no value calculated for this acceleration as a NEO would be simply receiving the amount that he deferred sooner than the time he had originally elected.

Annual Performance-Based Variable Compensation Payments

Annual performance-based variable compensation awards that NEOs may receive are entirely at the discretion of the Board’s Compensation Committee. It is speculative whether the Compensation Committee would have made such awards for 2009 if a NEO’s employment terminated under the Voluntary Termination, Involuntary- for-Cause Termination, or the Involuntary Termination events on or before December 31, 2009. If the Compensation Committee had made such awards for 2009, it is also speculative how the amounts might have related to the amounts set forth in the “Grants of Plan-Based Awards” table in the “Estimated Possible Payouts Under Non-equity Incentive Plan Awards” columns. For a change-in-control, the Severance Agreements provided a formula for determining the accrued annual performance-based variable compensation payment due to a NEO. The amounts shown in the table are based on the NEO’s target annual performance-based variable compensation award for 2009 (expressed as a percent of salary for that year) times current base salary.

Long Term Incentive Awards

Each NEO has outstanding Long Term Incentive Awards granted under the Stock Plan or prior equity plans. See the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” tables above, and the material terms of time-vesting stock option, performance-vesting stock option, performance share units and restricted stock grants described in the narratives to those tables. In certain termination events, or upon a change-in-control, there would be an acceleration of vesting of restricted stock, performance share units and/or stock options. For purposes of this disclosure, values are attributed to this acceleration, as described below.

Voluntary Termination, or Involuntary-for-Cause Termination. If a NEO voluntarily terminates his employment prior to being retirement eligible, (as defined in the applicable award) or the Company terminates his employment for cause, his unexercised stock options and unvested performance share unit awards will be immediately forfeited. If a NEO retires before the first anniversary of the option or performance share unit grant date, as applicable, the respective options or performance share units associated with that grant also will be immediately forfeited. No acceleration of the exercisability of any stock option or performance share unit award occurs upon retirement and, therefore, no value is attributed to stock options or performance share unit awards under these termination events. In addition, no value is attributed for the unvested restricted stock award held by Mr. Angel, as it would be forfeited in connection with these termination events.

Involuntary Termination or Change-in-Control. The table shows the values attributable to acceleration of vesting in these termination events (restricted stock, time-vesting stock options, performance-vesting stock options and performance share unit awards). As of December 31, 2009, Mr. Angel had 23,917 unvested shares of restricted stock that would vest immediately. The value of these shares is the number of shares that would vest times the per share price of Praxair’s common stock. Other than upon death, or upon a change-in-control (as defined in the Stock Plan described under the “Grants of Plan-Based Awards” table above), time-vesting stock options do not become immediately exercisable, but will continue to become exercisable at the times set forth in the grant agreements, and may be exercised until the lesser of their remaining term or three years. Performance-vesting stock options become immediately forfeited if the performance goal has not been met at the time of termination, otherwise, they will continue to become exercisable at the time set forth in the grant agreements, and may be exercised until the lesser of their remaining term or three years.

In the Involuntary Termination and Change-in-Control events, the only value is with respect to time-vesting and performance-vesting stock options whose vesting accelerates upon death or a change-in-control. This option acceleration value is determined by the difference between the exercise price of the accelerated options and the per share price of the Company’s common stock times the number of the accelerated option shares. There is no value attributable for stock options already vested prior to death or prior to a change-in-control. All performance share unit awards immediately vest with a target payout upon a NEO’s death or disability or upon a change-in-control (as such terms are defined in the Stock Plan described under the “Grants of Plan-Based Awards” table above). This performance share unit award acceleration value is determined as the per share price of the Company’s common stock times the target number of shares subject to the performance share unit award.

Retirement Benefit Enhancements

The Pension Program benefits for each NEO are discussed as part of the “Pension Benefits” table above, and no enhanced benefits would be payable under the Pension Program that are not otherwise included in the Pension Benefits table.

Voluntary Termination, Involuntary-for-Cause Termination, and Involuntary Termination. As shown in the table, except for Messrs. Angel and Breedlove, NEOs would not be entitled to any additional or enhanced benefit under these termination events, but any vested benefit would be preserved and would become payable under the Pension Program at such time as the NEOs would otherwise become eligible for pension payments. If Mr. Angel is terminated involuntarily other than for cause, he will be entitled to the additional years of credit service as described in footnote (2) to the “Pension Benefits” table. The amount shown in this table above is the value of such additional years of credit service that is not included in the Pension Benefits table values. If Mr. Breedlove terminates for any reason, he will be entitled to the minimum retirement benefit described in footnote (6) to the “Pension Benefits” table. No amount is shown in this table above because the full value of such minimum retirement benefit is included in the Pension Benefits table values.

Change-in-Control. The Severance Agreements do not provide for the crediting of years of service or similar enhanced benefits that would be payable under the Pension Program itself. Instead, the Severance Agreements provide for lump sum payments equal to the incremental value of three additional years of age and service credited under the Pension Program for NEOs participating in the Pension Program Traditional Design. Mr. Angel also would be entitled to the additional years of service credit described in footnote (2) to the “Pension Benefits” table above. For Mr. Breedlove, the only NEO participating in the Pension Program Account-Based Design, the Severance Agreement provides for a lump sum payment equal to 12% of his pension eligible compensation (determined without reference to any applicable Internal Revenue Code limits) to duplicate 3 years of Company contributions under the Pension Program Account-Based Design. In addition, if Mr. Breedlove’s employment was terminated in connection with a change-in-control, he would be entitled to the minimum retirement benefit described in footnote (6) to the “Pension Benefits” table above.

Excise Tax Gross-Up Payment

Under the Severance Agreements, the Company would reimburse NEOs for amounts they owed under Section 4999 of the Internal Revenue Code due to their receipt of excess “parachute” payments, as well as for all taxes due in connection with such reimbursements. If the aggregate present value of the benefits provided to a NEO in connection with a change-in-control does not exceed 105% of the threshold amount at which such payments become an “excess parachute payment” resulting in the excise tax, the Company would reduce the benefits payable to the NEO to the extent necessary to avoid such excise tax. The excise tax reimbursements apply only to the Change-in-Control termination event under the Severance Agreements, but no NEO would have been subject to such excise tax had such event occurred on December 31, 2009.

Director Compensation

Director Compensation Program. The Company paid the amounts reported in the table below pursuant to its director compensation program in effect for 2009. The Company does not pay any director who is a Company employee (Mr. Angel in 2009) for serving as a member of the Board of Directors or any committee of the Board of Directors. The Governance & Nominating Committee of the Board determines non-management director compensation consistent with the Directors’ Compensation principles set forth in the Corporate Governance Guidelines included in this Proxy Statement at Appendix 1. The director compensation program in effect for 2009 is described below.

Cash Compensation.

•	A $55,000 annual retainer paid quarterly.

•	A $1,500 fee for each Board and each committee meeting attended.

•	An additional $10,000 annual retainer paid quarterly to each chairman of a Board committee ($15,000 for the chairman of the Audit Committee).

•	An additional $10,000 annual retainer paid quarterly to the Executive Session Presiding Director.

Equity Compensation. Each active non-management director participates in the 2005 Equity Compensation Plan for Non-Employee directors of Praxair, Inc. which was approved by shareholders at the 2005 Annual Meeting. The plan allows grants of stock options, restricted stock, unrestricted stock, deferred stock units under the Fees Deferral Plan described below, or any combination thereof, as the Governance & Nominating Committee determines. Under that plan, the Committee may make an annual equity grant to each non-management director having a value up to an amount set by the Board. For 2009, the Board set this amount at $85,000.

The Governance & Nominating Committee selected stock options and deferred stock units as the forms of equity for the 2009 grant, with options representing approximately 50% of the value of the equity granted, and deferred stock units representing approximately 50%. The exercise price of each option granted was 100% of the NYSE closing price of the Company’s common stock on the date of grant. These 2009 options vest in consecutive equal annual installments over three years, beginning on the first anniversary of the grant date. All of the 2009 options expire on the tenth anniversary of the date of grant. The plan contains provisions regarding the exercisability and vesting of outstanding options in the event of termination of service, retirement, disability, death and change-in-control of Praxair. The deferred stock units were delivered by means of a cash award that was credited to each director’s stock unit account under the Directors’ Fees Deferral Plan and mandatorily deferred for a minimum of three years. The deferred stock units were fully vested (non-forfeitable) upon the date of grant.

The number of option shares granted in 2009 to deliver $42,500 in value was determined by using the Black Scholes valuation model. This value is not the same as the full grant date fair value determined by accounting standards related to share-based compensation reported in the “Options Awards” column in the table below. The number of deferred stock units credited to each director’s stock unit account so as to deliver the $42,500 value as of January 1, 2009, was based upon the average of the closing prices of the Company’s stock for the twenty trading days prior to January 1, 2009.

Fees Deferral Plan. Under the Directors’ Fees Deferral Plan, non-management directors may, before the beginning of a calendar year, elect to defer to a later date payment of some or all of the cash fees that may be earned in the upcoming year. A director fixes this deferred payment date when making a deferral election. A director also chooses whether the deferred fees will earn amounts based upon a “Cash Account”, or a “Stock Unit Account.” The Cash Account earns interest at the prime rate, while the value of the Stock Unit Account tracks the market price of the Company’s common stock. Stock Unit Accounts are also credited with additional stock units whenever dividends are paid on the Company’s common stock. Dividends are credited at the same rate as they are paid to all shareholders. Stock units provide directors the economic equivalent of owning the Company’s stock, except that the units may not be transferred or sold and they do not provide any voting or other shareholder rights. The “Cash Account” is paid to the director in cash on the designated payment date. The “Stock Unit Account” is paid in shares of Company common stock.

Expenses. The Company pays or reimburses directors for travel, lodging and related expenses incurred in connection with attending board and committee meetings, the Annual Meeting and other Company business-related events (including the expenses related to the attendance of spouses if they are specifically invited for appropriate business purposes), and may provide use of Company chartered aircraft. From time to time, the Company may reimburse a director’s expenses for his/her participation in third party-supplied continuing education related to the director’s board or committee service.

Changes for 2010. During 2009, the Governance & Nominating Committee engaged Deloitte Consulting to provide data, analysis and advice to support the Committee’s periodic review of the Company’s director compensation program, including a report on director compensation trends and benchmarking of director compensation against peer companies. Such analysis and advice was last conducted in late 2006 by another consultant. The data indicated, among other things, that the average total compensation for the Company’s non-management directors was substantially below the median of that paid to directors at benchmark companies in the Key Company Group and other large companies in general industry. As a result of this review, the Governance & Nominating Committee recommended to the Board, and the Board adopted, certain changes to the director compensation program, effective January 1, 2010, designed to align the program more closely with the director compensation programs of such benchmark companies. Specifically, the Committee determined to eliminate per-meeting director fees, to increase the base annual retainer to $90,000, to increase the value of equity to be delivered annually to $130,000, and to deliver such equity solely in the form of deferred stock units which are subject to one-year vesting and mandatorily deferred for a minimum of 3 years.

This table shows (i) the fees that the Company’s non-management directors earned in 2009, (ii) the grant date fair value of stock options, and (iii) other amounts disclosed as “All Other Compensation.”

2009 DIRECTOR COMPENSATION TABLE

					Change in Pension
				Non-Equity	Value and
	Fees Earned or	Stock		Incentive Plan	Nonqualified Deferred	All Other
	Paid in Cash	Awards	Option Awards	Compensation	Compensation	Compensation	Total
Name	($)(1)	($)	($)(2)	($)	Earnings (3)	($)(4)	($)
Nance K. Dicciani	121,600	0	37,030	0	0	7,500	166,130
Edward G. Galante	127,600	0	37,030	0	0	0	164,630
Claire W. Gargalli	149,100	0	37,030	0	0	6,250	192,380
Ira D. Hall	136,100	0	37,030	0	0	7,500	180,630
Raymond W. LeBoeuf	141,100	0	37,030	0	0	0	178,130
Larry D. McVay	126,100	0	37,030	0	0	2,500	165,630
Wayne T. Smith	134,600	0	37,030	0	0	7,500	179,130
H. Mitchell Watson, Jr.(5)	129,100	0	37,030	0	0	8,000	174,130
Robert L. Wood	126,100	0	37,030	0	0	0	163,130

(1) Certain non-management directors elected to defer some or all of their cash retainers and/or meeting fees earned in 2009 pursuant to the Directors’ Fees Deferral Plan described above. Any deferred amounts are included in this column. Also includes the fair market value at the time of its crediting to the director’s deferred compensation account ($45,600) of the 2009 deferred stock unit grant discussed above under “Director Compensation Program”.

(2) The amounts shown in this column were not actually paid to any of the directors in 2009. The reported amounts represent the aggregate grant date fair value for options granted in 2009 calculated in accordance with accounting standards related to share-based compensation. The assumptions used in computing these amounts are included in Note 15 to the Company’s 2009 financial statements in the 2009 Form 10-K and Annual Report. The actual gain that a non-management director may receive from exercising an option sometime in the future may be higher or lower than these reported amounts, and these options have value only if the price of the Company’s stock increases above the option’s exercise price.

Each non-management director then serving received a stock option grant on February 24, 2009 of 4,600 shares at an exercise price of $60.92 per share. The exercise price of the option grant was 100% of the NYSE closing price of the Company’s common stock on the date of grant. At December 31, 2009, the non-management directors had the following outstanding stock option awards, some of which were not fully or partially vested: Nance K. Dicciani, 6,146 shares; Edward G. Galante, 9,025 shares; Claire W. Gargalli, 47,930 shares; Ira D. Hall, 27,930 shares; Raymond W. LeBoeuf, 47,930 shares; Larry D. McVay, 8,485 shares; Wayne T. Smith, 27,930 shares; H. Mitchell Watson, Jr., 22,930 shares; and Robert L. Wood, 27,930 shares.

(3) Some non-management directors defer cash fees pursuant to the Directors’ Fees Deferral Plan and/or have balances from previous deferrals. As none of the earnings on these deferred amounts is above market or otherwise preferential, no amounts are included in this column.

(4) Amounts in this column do not represent compensation paid to the directors. These amounts are Company matching contributions of the non-management director’s charitable donations to educational institutions made in 2009. SEC rules require disclosure of these amounts in this table. The Praxair Foundation matches personal donations to eligible educational institutions, up to a $7,500 maximum per year per donor for 2009. This matching gift program is available to Company employees and non-management directors on the same basis.

(5) Mr. Watson retired from the Board effective March 15, 2010.

Miscellaneous

Shareholder Proposals for the 2011 Annual Meeting

In order to be included in Praxair’s proxy statement and form of proxy, proposals of shareholders intended to be presented at Praxair’s 2011 annual meeting of shareholders must be received in writing at Praxair’s principal executive offices by November 18, 2010. Otherwise, in order for a shareholder to bring other business before that shareholder meeting, Praxair’s Certificate of Incorporation requires that proper written notice be received by Praxair on or before February 26, 2011. Shareholder proposals or related written notices must be delivered by mail addressed to the Assistant Corporate Secretary, Praxair, Inc., 39 Old Ridgebury Road, M-1, Danbury, CT 06810-5113.

Annual Reports

Shareholders of record on March 1, 2010 should have received either (1) a notice that Praxair’s 2009 Form 10-K and Annual Report is available on the Internet or (2) a printed copy of both this Proxy Statement and the 2009 Form 10-K and Annual Report. If you have received a printed copy of this Proxy Statement without the 2009 Form 10-K and Annual Report, please write to Investor Relations at the address below and a copy will be sent to you.

A COPY OF PRAXAIR’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009 IS AVAILABLE TO EACH HOLDER OR BENEFICIAL OWNER OF PRAXAIR’S COMMON STOCK AS OF MARCH 1, 2010. THIS REPORT WILL BE FURNISHED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE INVESTOR RELATIONS DEPARTMENT, PRAXAIR, INC., 39 OLD RIDGEBURY ROAD, M-2, DANBURY, CT 06810-5113.

Cost of Proxy Solicitation

The entire cost of soliciting proxies will be borne by Praxair including the expense of preparing, printing and mailing this Proxy Statement. Solicitation costs include payments to brokerage firms and others for forwarding solicitation materials to beneficial owners of Praxair’s stock and reimbursement of out-of-pocket costs incurred for any follow up mailings. Praxair also has engaged Morrow & Co., LLC to assist in the solicitation of proxies from shareholders at a fee of $8,000 plus reimbursement of out-of-pocket expenses. In addition to use of the mail, proxies may be solicited personally or by telephone by employees of Praxair without additional compensation, as well as by employees of Morrow & Co., LLC.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES T. BREEDLOVE,
Senior Vice President, General Counsel &
Secretary

March 16, 2010

YOU ARE URGED TO PROMPTLY COMPLETE AND SUBMIT A PROXY

APPENDIX 1

CORPORATE GOVERNANCE GUIDELINES

The Corporation shall comply with all applicable legal requirements and New York Stock Exchange standards; and the Board shall adopt such additional practices and structures that it believes will improve the Corporation’s governance so as to better serve the interests of the shareholders and the other constituencies of the Corporation.

Business Integrity, Ethics and Compliance with Laws. The Board believes that a strong integrity, ethics, and compliance culture is (1) a social obligation to those impacted by the Corporation, (2) necessary for maintaining investor trust, and (3) a necessary condition for effective corporate governance, the absence of which cannot be overcome by formal practices and structures. The Board believes further that such culture must be driven by example and emphasis at the top of the organization.

•	The Board shall adopt and periodically review a Corporate Policy on Compliance with Laws and Business Integrity and Ethics, and such policy shall be equally applicable to the directors of the Corporation as it is to its officers and employees.

•	The Board, acting through its Audit Committee, shall oversee and monitor management’s development and operation of preventative, reporting, investigation, and resolution programs for implementing that policy.

•	Ethical values and performance shall be significant factors in the selection of directors, the CEO, and senior management.

•	Each elected officer of the Corporation shall be accountable to the Board for policy compliance within his/her areas of responsibility and compliance performance shall be considered in the performance reviews and compensation determinations for such officers.

•	Any “related transaction” by an officer or director shall be pre-approved by a Committee of independent and disinterested directors. A “related transaction” shall mean any transaction reportable under the rule SK Item 404 of the Securities and Exchange Commission or that would violate the Board’s Independence Standards.

Role of the Board of Directors. The duties of the Board are largely defined by Delaware law, federal statutes and regulations (notably those of the Securities and Exchange Commission), and New York Stock Exchange Listing Standards. The Board shall focus its priorities on the following core responsibilities:

•	Advice and counsel to management regarding significant issues facing the Corporation.

•	Assessing the performance of the Chief Executive Officer and senior management and setting compensation accordingly.

•	Succession planning and management development.

•	Overseeing the Corporation’s integrity and ethics, compliance with laws, and financial reporting.

•	Evaluating and approving the Corporation’s strategic direction and initiatives and monitoring implementation and results.

•	Monitoring the Corporation’s operating results and financial condition.

•	Understanding and assessing risks to the Corporation and monitoring the management of those risks.

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Board and Committee Effectiveness Assessment. To assure that it is effectively fulfilling its role, the Board must periodically reflect on its own performance.

•	At least annually, the Board shall assess the Corporation’s governance practices and structures; and its effectiveness as a Board in fulfilling its responsibilities and in addressing the issues facing the Corporation.

•	The Governance & Nominating Committee shall be responsible for organizing and initiating this assessment and shall take into account the views and recommendations of recognized governance authorities as well as national and international codes of best governance practices.

•	Each Board Committee, under the leadership of its Chairman, shall conduct a self-assessment of its effectiveness at least annually, including a review of its charter from the Board.

Board Leadership. Combining the positions of Chairman and Chief Executive Officer provides the most effective leadership model for this Corporation but, in order to assure a proper balance between the Chairman/CEO and the independent directors, and to assure effective leadership in the event of a contingency:

•	Regular private meetings of the independent directors shall be scheduled no less than quarterly.

•	The independent directors shall elect an Executive Session Presiding Director (PD) to preside at such meetings and to provide leadership in the event of the incapacitation of the Chairman or of a crisis or other event or circumstance which would make management leadership inappropriate or ineffective. It is the practice to appoint the Chair of the Governance & Nominating Committee to this position.

•	The PD shall act as a spokesman and contact for the Board or the Company in engagements with shareholders or external parties when the circumstances warrant.

•	The PD shall be responsible for conducting at least annually a formal performance review of the Chief Executive Officer.

•	The PD may periodically advise the Chief Executive Officer of the views of the independent directors and, when circumstances warrant, serve as a liaison between the Chief Executive Officer and the independent directors. However, such role shall not diminish (1) the responsibility of each director to communicate frank advice and counsel directly to the Chief Executive Officer, and (2) the benefits of the Chief Executive Officer having a frank and open relationship with each director.

•	The Chairman shall ensure that the Board’s agendas, schedules, and information flow to the directors provide adequate focus, time, and background for the Board to fulfill its core responsibilities.

•	Each Committee shall review at least annually its charter from the Board and the annual calendar of agenda topics and meetings.

•	The Chairman shall ensure that each Committee’s agendas cover every item of the Committee’s responsibility as set forth in the Committee’s charter as adopted by the Board.

•	The Chairman shall discuss with the PD, and the PD shall review in advance of each Board meeting: the agenda and such other matters pertaining to the meeting and its agenda as the PD may request.

•	Management shall discuss with the applicable independent Committee Chair, and that Committee Chair shall review in advance of each Committee meeting: the agenda, the time allocated for each agenda topic for that Committee meeting, and such other matters pertaining to the meeting and its agenda as the Committee Chair may request.

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•	The Chair of the Governance Committee shall ensure that the Board and Committee effectiveness assessment (as described in the foregoing section of these Guidelines) includes an assessment of the coverage of required oversight matters over the annual cycle of Board and Committee meetings, the time allocated to agenda topics and the quality and sufficiency of information provided by management to the Board and its Committees.

•	Each director shall have the right to request that items be added to the Board and Committee agendas, that additional time be allocated to discussion of an issue, and that additional information be provided by management or other sources.

•	The Board shall have access to management other than the Chief Executive Officer for the purposes of information gathering and management assessment and development.

Board Structure. Much of the oversight work of the Board shall be done through specialized Committees in which a focus and expertise can be brought to bear on important issues.

•	As a minimum, the Board shall have standing Committees as follows: an Audit Committee, a Governance & Nominating Committee, a Compensation & Management Development Committee, and a Finance & Pension Committee.

•	Each of the foregoing Committees shall be comprised only of independent directors.

•	The Board shall formally adopt a written charter for each Committee specifying in detail the responsibilities delegated to that Committee.

•	Each Committee Charter shall provide authority to the Committee to retain and pay such external advisors as it deems necessary to fulfill its obligations.

•	Each Committee shall regularly report to the full Board on its reviews, actions, decisions and recommendations.

•	While director qualifications, anticipated retirement dates, and other considerations may constrain strict adherence to any fixed rotation policy, it shall be the goal of the Board to regularly rotate Committee Chairs and members every 3-5 years while maintaining at all times on each Committee some number of members having reasonable tenure and experience in the Committee.

•	The Governance & Nominating Committee shall review Committee membership at least annually and recommend to the Board any changes that may be appropriate; and the Board shall appoint Committees annually at the meeting immediately following the Annual Shareholders’ Meeting.

Board Independence and Shareowner Representation. The Board recognizes its duties to the shareowners of the Corporation and believes that it can best fulfill those responsibilities by being and acting independent of management.

•	A substantial majority of the Board shall be independent.

•	The Board shall establish and periodically review independence standards for service on the Corporation’s Board.

•	Board members and candidates shall be periodically evaluated for compliance with these independence standards.

•	Director stock ownership guidelines shall be established to insure that each director has sufficient meaningful long term stake in the performance of the company to be aligned with the interests of long term shareowners; but not so substantial to the individual’s total wealth as to potentially compromise the director’s independence or willingness to raise issues that may adversely affect the short-term market price.

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•	Any director appointed by the Board to fill a vacancy shall stand for election at the next meeting of the shareholders for which inclusion of such nomination in the Corporation’s proxy materials is practicable.

Director Qualifications and Performance. The Board acknowledges the importance of insuring that it has the mix of perspectives, experience and competencies that are appropriate to the Corporation’s strategies, and its business, market, geographic, and regulatory environments. The Board also recognizes that its effectiveness is dependent on having directors who have the time to focus on the Corporation’s issues, and who contribute to an open Board culture that encourages frank discussion and free exchange of information.

•	The Governance & Nominating Committee shall be responsible for evaluating the mix of Board member skills required in connection with filling any vacancy on the Board.

•	The Committee shall take into account the Chief Executive Officer’s views as to areas in which management desires additional advice and counsel.

•	It shall be the Board’s policy that any director whose principal employment materially changes from that in effect at the time s/he was first selected for service on the Corporation’s Board shall offer his or her resignation as a director.

•	The Board shall establish, and periodically review, a policy limiting each director’s service on other public company Boards and Audit Committees to assure that the Corporation’s directors are able to provide sufficient focus on their responsibilities to this Board.

•	The Board shall establish such tenure policies as it deems necessary to maintain an appropriate balance between fresh perspectives and energy and institutional experience and knowledge of the Corporation.

•	The full Board’s self-assessment of its effectiveness shall include questions regarding the preparedness and contributions of directors generally. The Governance & Nominating Committee shall provide feedback to directors and suggest additional training as deemed appropriate based on this self-assessment.

•	The Governance & Nominating Committee shall privately consider measures of director effectiveness when recommending an incumbent director for re-election.

•	Directors shall be periodically offered self-assessments as a way to communicate expectations and the factors by which effective directorship can be measured, to encourage reflection and self-improvement, and to provide another means for directors to identify their requests for additional training or orientation to assist them in discharging their duties as directors.

Director Election and Resignation Policy. Any nominee for election to the Board of Directors who is then serving as a Director and, in an uncontested election, receives a greater number of “against” votes than “for” votes shall promptly tender his or her resignation following certification of the vote. The Governance and Nominating Committee of the Board shall then consider the resignation offer and recommend to the Board whether to accept or reject the resignation, or whether other action should be taken; provided that any director whose resignation is under consideration shall not participate in the committee’s recommendation regarding whether to accept the resignation. The Board shall take action on the committee’s recommendation within 90 days following certification of the vote, and promptly thereafter publicly disclose its decision and the reasons therefor.

Director Training.

•	Each director is responsible for his or her own continuing education.

•	Management shall periodically identify for the Board third party-provided continuing education programs and the Corporation shall sponsor the attendance of any director who wishes to attend any such program, as well as attendance at other like programs that may be identified by the director.

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•	Management shall annually conduct training related to matters within the oversight responsibilities of the Audit Committee, and non-Audit Committee members shall be free to attend as well.

•	The Corporate Secretary will be responsible for designing and organizing an orientation program tailored to the needs of any new director.

Director Compensation. Compensation for the non-management directors’ service to the Corporation shall be based on the following principles:

•	Total compensation shall be targeted at the median of a benchmark group of U.S. public companies in the S&P 500 selected by the Governance Committee having similar size, business complexity and global reach as the Corporation.

•	At least 50% of the total compensation value delivered shall be in the form of equity so as to align each director’s interests with that of the Corporation’s diversified shareholders.

•	The form of equity granted and terms of grant shall be aligned with the directors’ long term focus and fiduciary role.

•	Mandatory stock ownership guidelines shall be established to require each director to acquire and hold a meaningful investment in the Corporation’s stock during the director’s tenure on the Board, including acquisition from personal resources before or upon first joining the Board.

•	Compensation arrangements shall provide flexibility to allow each director to balance a mix of equity and cash according to his/her own needs while meeting the mandatory stock ownership guidelines.

•	The Governance Committee shall have the responsibility to periodically review the appropriateness of the directors’ compensation program and the foregoing principles.

Political Donations. The Corporation shall comply with all applicable federal and state laws governing contributions of Corporate assets for political purposes.

In accordance with law, the Corporation may administratively support one or more federal or state political action committees (PAC) comprised of the voluntary contributions of employees or retirees but individual donations to such PACs shall not be coerced in any way nor shall an individual’s donation decision affect in any way that person’s employment status or performance evaluation.

Shareholder Rights Plan Policy. The Board will adopt or materially amend a Stockholder Rights Plan only if, in the exercise of its fiduciary responsibilities under Delaware law, and acting by a majority of its independent directors, it determines that such action is in the best interests of Praxair’s shareholders. Also, if the Board adopts or materially amends a Stockholder Rights Plan, it will submit such action to a non-binding shareholder vote as a separate ballot item at the first annual meeting of shareholders occurring at least six months after such action.

Whenever a Rights Agreement is in place, a committee of independent directors shall evaluate the Agreement annually to determine whether it continues to be in the best interests of the Company’s stockholders. Among the subjects of this annual review will be consideration of whether the threshold for calling a special meeting is appropriate in view of the ownership profile of the company.

Independent Auditors. The Audit Committee’s Charter shall provide that this Committee is responsible for evaluating the independence of the Corporation’s independent auditors, and adopting such policies as it deems necessary to assure that independence.

The independent auditors shall report to the Audit Committee and that Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors.

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APPENDIX 2

BOARD POLICY

DIRECTOR INDEPENDENCE STANDARDS

To assist the Board in determining the independence of each director, the Board’s Governance & Nominating Committee has established the following minimum Director Independence Standards.

Independence Standards for Board Service

A director will not be considered “independent” if:

1.	the director is, or has been within the last three years, an employee of the Company;

2.	an immediate family member of the director is, or has been within the last three years, an executive officer of the Company;

3.	the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than: (a) director’s fees and pension or other forms of deferred compensation for prior service with the Company, provided that such compensation is not contingent on continued service, and (b) compensation received by a director’s immediate family member for service as an employee of the Company (other than as an executive officer);

4.	(A) the director or an immediate family member of the director is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such firm; (C) the director has an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member of the director was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time;

5.	a present executive officer of the Company serves or served on the compensation committee of the board of directors of a company that, at the same time within the last three years, employs or employed either the director or an immediate family member of the director as an executive officer;

6.	a director is a current employee, or an immediate family member of a director is a current executive officer, of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent (2%) of the other company’s consolidated gross revenues;

7.	a director serves as an executive officer of a not-for-profit, tax exempt organization, and within the preceding three years, the Company or the Praxair Foundation made discretionary charitable contributions to the organization in any single fiscal year that, in the aggregate, exceeded the greater of (a) $1 million, or (b) two percent (2%) of that organization’s consolidated gross revenues, based on the organization’s latest publicly available financial information.

If any director or a director’s immediate family member has or had any relationship or transaction of a type set forth in any of the above standards, and that relationship or transaction does not fully meet the criteria stated in the applicable standard, then the relationship or transaction shall be considered immaterial and deemed to not impair the director’s independence.

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Independence Standards for Audit Committee Members

In addition to the above standards, a director will not be considered “independent” for purposes of service on the Audit Committee if the director:

•	receives any direct or indirect consulting, advisory or other compensatory fee from the Company, other than compensation for service as a director; or

•	is an “affiliated” person of the Company (generally, an owner of more than 10% of the Company’s voting stock).

(the interpretation and application of these two standards shall be governed by Rule 10A-3 of the Securities and Exchange Commission).

For purposes of these standards:

“immediate family member” includes a person’s spouse, parents, step-parents, children, step-children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than a tenant or domestic employees) who shares the person’s home.

“executive officer”, when used in the context of a public company, has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.

“Company” means Praxair, Inc. and any of its consolidated subsidiaries.

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PROXY/VOTING INSTRUCTION CARD
This proxy is solicited on behalf of the Board of Directors of Praxair, Inc.
for the Annual Meeting of Shareholders on April 27, 2010
     I (we) hereby authorize James S. Sawyer and James T. Breedlove, or either of them, and each with the power to appoint his substitute, to vote as Proxy for me (us) at the Annual Meeting of Shareholders of Praxair, Inc. to be held at the Danbury Plaza Hotel, 18 Old Ridgebury Road, Danbury, CT on April 27, 2010 at 9:30 A.M., or any adjournment or postponement thereof, the number of shares of common stock of Praxair, Inc. which I (we) would be entitled to vote if personally present. The proxies shall vote such shares as directed on the reverse side of this card and the proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. I (we) revoke all proxies heretofore given to vote at the Annual Meeting.
     If I (we) properly sign and return this proxy card, my (our) shares will be voted as I (we) specify on each Proposal. If I (we) do not specify a choice on one or more Proposals, the proxies will vote my (our) shares as the Board of Directors recommends on each such Proposal.
     For Participants in the Praxair, Inc., Praxair Distribution, Inc., Praxair Healthcare Services, Inc., Praxair Puerto Rico, LLC or Dow Chemical Company Employee Savings Plans: As to those shares of Praxair, Inc. common stock, if any, that are held for me in the aforementioned Savings Plans, I instruct the Trustee of the applicable Savings Plan to vote my shares as I have directed on the reverse side of this proxy card. Where I do not specify a choice, my shares will be voted in the same proportion as the trustee votes the shares for which it receives instructions.
PRAXAIR, INC.
(Continued, and to be marked, dated and signed, on the other side)
ê                    FOLD AND DETACH HERE                    ê

ANNUAL MEETING OF SHAREHOLDERS — April 27, 2010 AT 9:30 A.M.
DANBURY PLAZA HOTEL – DANBURY, CT
IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE NOTE:
*	Only shareholders, and the invited guests of Praxair, will be granted admission to the Annual Meeting.

*	To assure admittance:
–	If you hold shares of Praxair, Inc. common stock through a broker, bank or other nominee, please bring a copy of your broker, bank or nominee statement evidencing your ownership of Praxair common stock as of the March 1, 2010 record date

–	Please bring a photo ID, if you hold shares of record as of March 1, 2010, including shares in certificate or book form or in the Praxair, Inc. Dividend Reinvestment and Stock Purchase Plan (“DRISP”)

–	Please bring your Praxair ID if you are an employee shareholder
*	The Annual Meeting will start promptly at 9:30 A.M. on Tuesday, April 27, 2010.
From Points West of Danbury:
Take I-84 East to Exit 2 (Mill Plain Road) in Danbury. After exiting, stay left and go to the bottom of the ramp and turn left. Go to the second light and turn right (Mill Plain Road). Go to the next light and turn right (Old Ridgebury Road). Go up the hill and the Danbury Plaza Hotel is on your left.
From Points East of Danbury:
Take I-84 West to Exit 2A (Old Ridgebury Road) in Danbury. The exit ramp circles around and up over the highway. The Danbury Plaza Hotel is on your left.

BY MARKING THIS CARD, YOU ARE VOTING ALL SHARES OF YOUR PRAXAIR COMMON STOCK INCLUDING THOSE HELD IN THE SAVINGS PLAN(S).	Vote MUST be indicated (X) in Black or Blue Ink	☒

The Board of Directors recommends a vote “FOR” PROPOSAL 2.
1. Election of Directors.			With-
The Board of Directors recommends a vote “FOR” the nominees listed below		For All	Hold All	For All Except
Nominees: (01) Stephen F. Angel (02) Nance K. Dicciani	(06) Raymond W. LeBoeuf (07) Larry D. McVay	☐	☐	☐
(03) Edward G. Galante	(08) Wayne T. Smith						For	Against	Abstain
(04) Claire W. Gargalli (05) Ira D. Hall	(09) Robert L. Wood				2.	Proposal to ratify the appointment of the Independent Auditor	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “For All Except” box and write that nominee’s name in the space provided below. Such a mark will be deemed a vote “FOR” all nominees other than those listed as exceptions.)					3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Exceptions:

					Check here if you		—————→		☐

Consent to future electronic delivery of the Annual Report/Proxy Statement (see explanation in the Proxy Statement)

					Check here if you		—————→		☐

Have written comments or change of address on this card

Please be sure to sign and date this Proxy in the box below.		Date

Stockholder sign above	Co-holder (if any) sign above

Please sign name exactly as it appears on this card. Joint owners should each sign. Attorneys, trustees, executors, administrators, custodians, guardians or corporate officers should give full title.

+	* * * IF YOU WISH TO VOTE BY INTERNET OR TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW * * *	+
FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL
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PROXY VOTING INSTRUCTIONS

Stockholders of record have three ways to vote:

1. By Mail; or

2. By Telephone (using a Touch-Tone Phone); or

3. By Internet.
Vote by Telephone
Call Toll-Free on a Touch-Tone Phone anytime prior to
3 A.M. Eastern Time, April 27 2010.
1-888-216-1276
Vote by Internet
Prior to 3 A.M. Eastern Time, April 27, 2010, go to
https://www.proxyvotenow.com/pxa

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 A.M. Eastern Time, April 27, 2010. It is not necessary to return this proxy if you vote by telephone or Internet.

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 27, 2010:
THE PROXY STATEMENT AND 2009 FORM 10-K AND ANNUAL REPORT ARE NOW AVAILABLE FOR VIEWING AND DOWNLOADING AT:
2009 Form 10-K and Annual Report: www.praxair.com/annualreport
2010 Notice of Meeting and Proxy Statement: www.praxair.com/proxy
Save Praxair future postage and printing expense by consenting to receive future annual reports and proxy statements on-line on the Internet. Whether you vote by Internet, by telephone or by mail, you will be given an opportunity to consent to future electronic delivery. See the proxy statement for more information about this option.

Your vote is important!